As filed with the Securities and Exchange Commission on March 5, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Social Life Network, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	7370	46-0495298
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification Number)

Incorp Services, Inc.

3773 Howard Hughes Parkway

Suite 5008

Las Vegas, Nevada 89169

(702) 866-2500

(Name, address, telephone number of agent for service)

8100 East Union Ave. Suite 1809

Denver, Colorado 80237

(855) 933-3277

(Address and Telephone Number of Registrant’s Principal
 Executive Offices and Principal Place of Business)

Communication Copies to

Frederick M. Lehrer, P.A.

Frederick M. Lehrer, Esq.

Attorney and Counselor at Law

600 River Birch Court, 1015

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Registration Fee (2)(3)
Shares of Common Stock, par value $0.001	8,060,001	$0.12	$967,200	$120.42

(1)	Represents an aggregate of (i) 8,080,001 shares of common stock being registered for resale on behalf of the Selling Security Holders of such securities comprised of 8,080,001 shares owned by the Selling Security Holders; and (ii) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTC Markets on January 24, 2018.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the Selling Security Holders are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBEJCT TO COMPLETION	DATED MARCH 5, 2018

Social Life Network, Inc.

(A Nevada Corporation)

8,060,001 COMMON STOCK SHARES

This prospectus relates to the sale by the Selling Security Holders identified in this prospectus of up to 8,060,001 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of 8,080,001 Common Stock currently issued and outstanding. These shares of our Common Stock are being offered for resale by the Selling Security Holders (the “Selling Security Holders”).

The shares of common stock being offered by the Selling Security Holders pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the Selling Security Holders to the public without restriction. The Selling Security Holders have not engaged any underwriter in connection with the sale of their common stock shares.

The Selling Security Holders may sell some or all of their shares of Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. We will not receive any proceeds from the sale of these shares by the Selling Security Holders. We will bear all costs relating to the registration of these shares of our Common Stock. All selling and other expenses incurred by the Selling Security Holders will be borne by the Selling Security Holders.

Our Common Stock is quoted on the OTC Pink Tier of the OTC Markets under the symbol “WDLF.” On January 24, 2018, the last reported sale of our Common Stock was $0.12. As of the date of this prospectus, our Common Stock is quoted on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is quoted on the OTCQB, the shares of Common Stock covered by this prospectus will be sold by the Selling Security Holders from time to time at a fixed price of $0.12 per share, representing the average of the high and low prices as reported on the OTC Pink Tier of the OTC Markets on January 24, 2018. The prices at which the shares or common stock covered by this prospectus may be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions. The offering price of the shares of our common stock does not necessarily bear any relationship to market value, our book value, assets, past operating results, financial condition or any other established criteria of value.

We do not consider ourselves a shell company or a blank check company. We are committed to pursuing our business plan described in this Prospectus on a long-term basis. We and our management have no plans or intentions to be acquired by or to merge with an operating company, nor do we, our management or any of our shareholders, have plans to enter into a change of control or similar transaction or to change our management.

We have made no written communications as defined under Rule 405 of the Securities Act to prospective investors or investors.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

Investing in our Common Stock is highly speculative and involves a high degree of risk.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus before making a decision to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated _________, 2018

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

i

PROSPECTUS SUMMARY

This summary highlights material information appearing elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

None of our officers or directors agreed to serve as our officer or director about any written or verbal plan, agreement or understanding that they would solicit, participate in, or facilitate the sale of us (or a business combination with) to a third party looking to obtain or become a public reporting entity, and the officers and directors also confirm that they have no such intentions.

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Our management has determined that it is in our best interests to become a reporting company under the Securities and Exchange Act of 1934 as amended (“Exchange Act”), and endeavor to establish a public trading market for our common stock on the OTCQB. Our management believes that establishing a public market: (i) will increase our profile as an active company in the licensing of our social networking platform, giving us greater identity and recognition: and (ii) will make it easier for us to attract additional equity capital, which we need to expand our business. There is no assurance that we will accomplish any of the foregoing goals and prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Abbreviations

Unless the context otherwise requires, we use the terms “we”, “us” and “our” in this prospectus to refer to Social Life Network, Inc., Inc., a Nevada incorporated entity.

Our Chief Executive Officer, Ken Shawn Tapp is referred to herein as “Ken Tapp”.

Software applications are referred to herein as “apps”.

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Definition of a Social Media Platform

A platform used in social media leverages algorithms generated via artificial intelligence to better connect 2 users together.

Overview

We license our Social Life Network SaaS (Software as a Service) Internet Platform (hereafter referred to as the “Platform”) to niche industries for an annual license fee and/or a percentage of profits. Our Platform is a cloud-based social network and E-Commerce system that can be accessed by a web browser or mobile application that allows end-users to socially connect with one another and their customers to market and advertise their products and services. The Platform can be customized to suit virtually any international niche industry or sub-culture, such as hunting and fishing, tennis, real estate professionals, health and fitness, and charity causes.

We also own cannabis/hemp related websites as detailed on page 23 from which we generate advertising revenue.

Our mission is to: (a) give entrepreneurs in niche industries the power to build their business and community connections online through our branded Platform for business professionals that wish to maintain, improve and expand their connections and to learn, share, market and sell their products and services online; and (b) operate and sell advertising on our Cannabis/Hemp related websites.

Business Strategy

Our business strategy is to combine traditional social networking with traditional E-Commerce systems to provide the ability to use social media efforts with merchant services as income opportunities for users, including selling goods and services, auctioning items, giving and receiving product and digital services referrals, and affiliate marketing.

Recent Developments

Over the past 1 year, our significant developments are:

●	On January 1, 2017, we completed a Software License Agreement with Real Estate Social Network, Inc., the terms of which are detailed on page 26 of this Prospectus; and
●	On January 1, 2017, we completed a Software License Agreement with Sports Social Network, Inc., the terms of which are detailed on page 26 of this Prospectus.

Corporate Background

We were incorporated in California on August 30, 1985 as C J Industries.  On February 24, 2004, we merged with Calvert Corporation, a Nevada Corporation, our name was changed to Sew Cal Logo, Inc., and our domicile changed to Nevada.

Receivership Action

In June 2014, we were placed into receivership in Nevada’s 8th Judicial District (White Tiger Partners, LLC et al v. Sew Cal Logo, Inc.et al, Case No A-14-697251-C) (Dept. No.: XIII).

On January 29, 2016, we, as the seller (the “Seller”), completed a business combination/merger agreement (the “Agreement”) with the buyer, Life Marketing, Inc., a Colorado corporation (the “Buyer”), its subsidiaries and holdings and all of the Buyer’s securities holders.  We acted through Robert Stevens, the court-appointed receiver and White Tiger Partners, LLC, our judgment creditor.  In accordance with the terms of the Agreement:

1)	The then current owners of the private company, Life Marketing, Inc., become our majority shareholders pursuant to which an aggregate of 119,473,334 restricted common stock shares were issued to our officers, composed of 59,736,667 shares each to our Chief Executive Officer, Ken Tapp, and Andrew Rodosevich, our Chief Financial Office
2)	We cancelled all previously created preferred class of stock;
3)	We delivered our newly issued, restricted common stock shares equivalent to approximately 89.5% of our outstanding shares as a control block in exchange for 100% of the Buyer’s outstanding shares;
4)	The court appointed receiver, Robert Stevens, sold to the Buyer its judgment and the Seller agreed to pay him $30,000 and the equivalent of 9.99% of the outstanding stock post-merger of the newly issued unregistered exempt shares.
5)	Our then officers and directors were terminated and Ken Shawn Tapp and Andrew Rodosevich become our Chief Executive Officer/Director and Chief Financial Officer/Director, respectively;
6)	We effected a 5,000 to 1 reverse stock split effective as of April 11, 2016, with each shareholder retaining a minimum of 100 shares;
7)	We changed our name from Sew Cal Logo, Inc. to Social Life Network, Inc., which change was processed with the state of Nevada effective as of April 11, 2016;
8)	We changed our stock symbol being changed from SEWC to WDLF; and
9)	We decreased our authorized common stock shares of the company from 2,000,000,000 shares to 500,000,000 shares, effective in Nevada on March 17, 2016.

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On June 6, 2016, the Court in the receivership matter issued an order pursuant to Section 3(a) (10) of the Securities Act of 1933, as amended ratifying the above actions. The Court discharged the receiver on June 7, 2016.

Increase of Authorized Shares

On December 19, 2017, we increased our authorized shares to 700,000,000, par value $0.001, consisting of 500,000,000 common stock shares, 100,000,000 preferred shares and 100,000,000 Class B Common Shares. Our Board of Directors may establish the rights associated with the Preferred Shares and Class B Common Shares, which have not yet been established.

Decrease of Outstanding Shares

On December 7, 2017, we cancelled 50,000,000 shares held by Rodosevich Investments, LLC, and returned said shares to our treasury, thus changing the outstanding shares to 100,203,335 Common Stock Shares.

Private Placement Financing

From September 1, 2017 to December 15, 2017, we entered into a subscription agreement with 30 accredited investors. We offered common stock shares to the accredited investors at $0.15 per share. We issued a total of 1,730,001 Shares for total gross proceeds of $259,500.

Where You Can Find Us

Our principal executive office and mailing address is 8100 East Union Ave. Suite 1809, Denver, Colorado 80237. Our telephone number is (855) 933-3277.

Our Website

Our website is located at social-life-network.com We have other cannabis related websites that are located at various addresses described on page 23 of this Prospectus. No information included in our websites are included in this prospectus.

Risk Factors

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

●	Our independent registered public accounting firm has issued a going concern opinion; there is substantial uncertainty that we will continue operations in which case you could lose your investment.
●	A decline in spending for platforms such as ours may result in a decrease in our revenues or lower our growth rate.
●	Our Social Networking Platform technology may become obsolete which could materially adversely affect our ability to license our Platform and generate revenue from it.
●	Our business strategy is dependent on our ability on behalf of our licensees to develop and maintain networks, online marketplaces, and application platforms and features to attract new users and retain existing ones.
●	If we lose key management, our business may materially suffer.
●	We expect to incur substantial expenses to meet our reporting obligations as a public company.
●	We generate a substantial majority of our revenue from our licensed Platform agreements; the loss of such agreements or our inability to grow sales of our Platform, will seriously harm our business.
●	We face significant competition with respect to both our Cannabis/Hemp websites and the sale of our Platform license, including MassRoots.com, which offers a social network platform to cannabis users and online advertising offerings.
●	If we are unable to compete effectively, our user base and level of user engagement may decrease, we may become less attractive to developers and marketers, and our revenue and results of operations may be materially and adversely affected.
●	Because our Chief Executive Officer and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded this could adversely impact our ability to comply with the reporting requirements of US securities laws.
●	Our Chief Executive Officer and Chief Financial Officer have potential conflicts of interest because of their interests in entities with which we have license agreements.
●	Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.
●	Our management controls a large block of our common stock that will allow them to control us.
●	Our cannabis/hemp websites with respect to cannabis are dependent on state laws pertaining to the cannabis industry.
●	The market price of our Common Stock may fluctuate significantly in the future.
●	Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock in this offering.
●	We have 16,200,020 Warrants outstanding, which upon exercise may cause substantial dilution of your shares.
●	Our independent registered public accounting firm has issued a going concern opinion; there is substantial uncertainty that we will continue operations, in which case you could lose your entire investment.
●	Our Chief Executive Officer/Director and Chief Financial Officer/Director own a significant percentage of our outstanding voting securities, which will enable them to control corporate actions submitted for shareholder approval.
●	We have generated a majority of our revenue in 2015, 2016 and for the 9 months ending September 30, 2017 from advertising revenue, digital subscription services and licensing revenues, respectively; the loss of the majority of our revenues in future periods will negatively affect our results of operations.
●	During 2017, 68% of our revenues were generated from our 2 licensees; should we lose continuing revenue from either one or both licensees, our results of operation will be negatively impacted.
●	For the 9 months ending September 30, 2017, 68% of our revenues were generated from related party revenues; there are conflicts of interest between our officers’ interests who are also officers of the licensees paying the license fees that represent the related party revenues over that of our shareholders’ interests.

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THE OFFERING

Common Stock offered by selling security holders	8,060,001 Common Stock Shares

Common Stock outstanding before the offering	100,203,335 Common Stock Shares

Terms of the Offering	Until our shares are quoted on the OTCQB, the prices at which the selling security holders may sell their shares is $0.12, which was determined by the average of the high and low prices as reported on the OTC Pink Tier of the OTC Markets on January 24, 2018, which is $0.12. The selling security holders have not engaged any underwriter regarding the sale of their shares of Common Stock. If our common stock becomes traded on the OTCQB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all the common stock has been sold pursuant to the registration statement or (ii) such time as all the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act (iii) or we decide at any time to terminate the registration of the shares at our sole discretion.

Trading Market	Our common stock is currently quoted on the OTC Markets’ OTCPink and there is an uneven and limited trading market for our securities. We intend to apply for quotation on the OTCQB. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us or be successful in obtaining approval for a quotation.

Use of proceeds	We are not selling any shares of the Common Stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.

Expenses	We will pay all expenses associated with this registration statement

Reasons for Conducting this Offering and Filing an S-1 Registration Statement	We are filing an S-1 Registration Statement to become an SEC reporting company and have our common stock shares publicly traded on the OTCQB.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

4

RISK FACTORS

The shares of our common stock being issued in the offering are highly speculative and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks occur, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of our investment. You should carefully consider the risks described below and the other information in this prospectus before in investing in our common stock.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our independent registered public accounting firm has issued a going concern opinion; there is substantial uncertainty that we will continue operations in which case you could lose your investment.

In their report dated January 25, 2018, our independent registered public accounting firm, B F Borgers CPA PC, stated that our financial statements have been prepared on a going concern basis which assumes that we will be able to realize our assets and discharge our liabilities and commitments in the normal course of business for the foreseeable future. We have an accumulated deficit of $20,591,133 at December 31, 2016, had a net loss of $20,567,008, and used net cash of $113,999 in operating activities for the year ended December 31, 2016 ((the net loss and accumulated deficit consist of $20,344,344 of non-cash stock-based compensation expense.) These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Our management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. Although we may be successful in obtaining financing and/or generating revenue to fund our operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such funding will be achieved at a sufficient level or that we will succeed in our future operations.

We emerged from receivership in June 2016, which may be viewed negatively by the investing public.

In June 2014, we were placed into receivership for a period of 2 years until the Court discharged the receiver as further detailed on pages 2-3 of this Prospectus. Because we previously were in receivership, the investing public may negatively view us as having a weak financial position and be unable to develop successful operations and/or results of operations.

If our Social Networking Platform technology becomes obsolete, our ability to license our Platform and generate revenue from it will be negatively impacted.

If our Platform technology becomes obsolete, our results of operations will be adversely affected. The market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our Platform will require continuous upgrading, or our technology will become obsolete, and our business operations will be curtailed or terminate.

Our quarterly revenues and operating results are difficult to predict and may fall below analyst or investor expectations, which could cause the price of our common stock to fall.

If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to several factors, including the following:

●	The gain or loss of customers;
●	Our ability to maintain or increase gross margins;
●	Our ability to anticipate market needs; and
●	Effect of new and emerging technologies.

Any one or a combination of the above factors may negatively impact our results of operations.

New social network, online marketplace or application platform features or changes to existing features could fail to attract new users, retain existing users or generate revenue.

Our business strategy is dependent on our ability on behalf of our licensees to develop and maintain networks, online marketplaces, and application platforms and features to attract new users and retain existing ones. Any of the following events may cause decreased use of our properties:

●	Emergence of competing websites and applications;
●	Inability to convince potential users to join our network or that of our licensees;
●	Technical issues related to mobile and desk top compatibility; and
●	Rise in safety or privacy concerns.

Should any of the above factors or a combination of such factors have a material effect on our business, our revenues and results of operations will be negatively affected.

If we lose key management, our business may materially suffer.

We are highly dependent on our management team, Ken Tapp, our Chief Executive Officer/Chief Technology Officer, Andrew Rodosevich, our Chief Financial Officer and D. Scott Karnedy, our Chief Operating Officer. We do not carry “key-man” life insurance on our officers. If we lose the services of one or more of our officers and are unable to replace them with equally competent officers, our business may be negatively impacted

5

We expect to incur substantial expenses to meet our reporting obligations as a public company.

We estimate that it will cost approximately $150,000 annually to maintain the proper management and financial controls for our filings required as a public reporting company, funds that would otherwise be spent for our business operations. Our public reporting costs may increase over time, which will increase our expenses and may decrease our potential profitability.

We have generated a majority of our revenue in 2015, 2016 and for the 9 months ending September 30, 2017 from advertising revenue, digital subscription services and licensing revenues, respectively; the loss of the majority of our revenues in future periods will negatively affect our results of operations.

The largest source of our revenue during Fiscal Year 2015 was $595,000 in display advertising revenues, which constituted 70% our total revenues.  During Fiscal Year 2016, the largest source of our revenues was $210,000 in digital subscription services revenues, constituting 86% of our total revenues. For the 9 months ended September 30, 2017, our largest source of our revenues was $90,000 in social network platform licensing revenues, which constituted 69% of our total revenues. Should we experience material decreases in our largest source of revenues during any future reporting periods compared to prior periods, our results of operations will be negatively impacted.

For the 9 months ending September 30, 2017, 68% of our revenues were generated from our 2 licensees; should we lose either one or both licensee, our revenues will be negatively impacted.

During the 9 months ending September 30, 2017, $90,000 of our revenues constituting 68% of our total revenues was derived from license fees we received from our licensees, Real Estate Social Network and Sports Social Network. Should either or both licensees discontinue with our services as their licensor, our results of operations will be negatively affected.

For the 9 months ending September 30, 2017, 68% of our revenues were generated from related party revenue; there are conflicts of interest between our officers’ interests who are also officers of our licensees and our shareholders’ interests.

During the 9 months ending September 30, 2017, $90,000 of our total revenues were derived from license fees we received from Real Estate Social Network and Sports Social Network, which revenues are related party revenues. We have a “software as a service” (SaaS) license agreement with Sports Social Network, which provides that Sports Social Network, Inc. pays a license fee of $125,000 a year for a period of two years and thereafter we receive twenty percentage of their net profits from the sale of online advertising and collected E-Commerce fees on their niche sports social networks from every country around the world that they provide access to their websites and mobile apps that we provide through the licensing agreement. They currently have social networks that are used by the Hunting and Fishing industry, the Racket Sports industry, the Golf industry and the Cycling industry. They plan to launch over the coming twelve to twenty-four months, a niche Soccer social network, a niche Auto Racing social network, a niche Skiing and Snowboarding social network, and a private little league sports social network for children, parents and coaches.

We have a software as a service (SaaS) license agreement with Real Estate Social Network, which provides that Real Estate Social Network, Inc. pays a license fee of which we receive twenty percentage of their net profits from the sale of online advertising and monthly digital subscription fees from residential real estate professionals using their LikeRE.com social network from every country around the world that they provide access to their website and mobile app that we provide through the licensing agreement. Both licensees have automatically renewing annual license agreements with us and they aim to have millions of users on each of their social networks.

Our Chief Executive Office, Ken Tapp, owns 59.6% of our outstanding shares and is also the Chief Technology Officer of Real Estate Social Network, Inc. and the Chief Technology Officer of the Sports Social Network, Inc. and owns approximately 40% each of those entities through LVC Consulting, LLC, of which he is the only member. Our Chief Financial Officer, Andrew Rodosevich, owns 14.7% of our outstanding shares and is a Managing Member of Real Estate Social Network and Sports Social Network and owns approximately 10% of those entities through Rodosevich Investments, LLC, of which Andrew Rodosevich is the sole member. Our related party revenues present conflicts of interests between our officers’ interests and our shareholders” interests, which may favor the interests of our officers over that of our shareholders.

The license fees we received from our related parties who are also our licensees, Sports Social Network and Real Estate Social Network, may be undervalued because the license agreements were negotiated between related parties.

Our Chief Executive Officer and Chief Financial Officer negotiated the license fee agreements with our related parties/licensees, Sports Social Network and Real Estate Social Network. Our Chief Executive Office, Ken Tapp, owns 59.6% of our outstanding shares and is also the Chief Technology Officer of Real Estate Social Network and Sports Social Network and owns approximately 40% each of those entities through LVC Consulting, LLC, of which he is the only member. Our Chief Financial Officer, Andrew Rodosevich, owns 14.7% of our outstanding shares and is a Managing Member of Real Estate Social Network and Sports Social Network and owns approximately 10% of those entities through Rodosevich Investments, LLC, of which Andrew Rodosevich is the sole member, and have conflicts of interest between their interests and our shareholders’ interests.

Because the license agreements were negotiated between related parties, the license granted to these related parties may have been undervalued, which may have otherwise resulted in a higher amount of license fees being paid by other licensees to us.

Our business is highly competitive; competition presents an ongoing threat to the success of our business.

We face significant competition with respect to both our Cannabis/Hemp Social Networks and licensing of our E-Commerce Social Network Platforms, including MassRoots.com, Leafly.com, Zillow.com, HOUZZ.com, TennisChannel.com and Cabelas.com which offer a variety of online advertising and E-Commerce offerings. These competitors and other competitors have greater financial, operational, and personnel resources than we do. Should we fail to develop strategies to overcome our competition, our revenues will be negatively impacted.

6

We believe that our ability to compete effectively depends upon many factors both within and beyond our control.

Factors that may affect our ability to compete include:

●	the popularity, usefulness, ease of use, performance, and reliability of our services compared to our competitors’ services;
●	the size and composition of our user base;
●	marketing and selling efforts of our services and advertising;
●	our ability to cost-effectively manage and grow our operations; and
●	our reputation and brand strength relative to those of our competitors.

If we are unable to compete effectively, our user base and level of user engagement may decrease, we may become less attractive to developers and marketers, and our revenue and results of operations may be materially and adversely affected.

Because our Chief Executive Officer and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded this could adversely impact our ability to comply with the reporting requirements of US securities laws.

Our Chief Executive Officer and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such reporting deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with Exchange Act reporting requirements. If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy and you could lose your entire investment.

Our Chief Executive Officer and Chief Financial Officer have potential conflicts of interest because of their interests in entities with which we have license agreements.

Our Chief Executive Officer is also the Chief Technology Officer of our licensees, Real Estate Social Network and Sports Social Network, and owns approximately 40% of each such entity through a limited liability company of which he is the sole member. Our Chief Financial Officer is also a member of a limited liability company of which he is the sole member, which owns approximately 10% of each such entity. We have a license agreement with Real Estate Social Network providing that they will pay us 20% of the net profits from all monthly member subscriptions and online advertising sales, paid annually, on the 31st day of January for the preceding year. We also have a license agreement with Sports Social Network providing that they will pay us $125,000 annually for the first two years of this agreement (a total of $250,000 for the first two years), and thereafter will receive 20% of the net profits from all online advertising sales and collected E-Commerce fees, paid monthly with the option to pay any outstanding licensing fees annually, and to be received by us no later than the 31st day of January for the preceding year. Our Chief Executive Officer and Chief Financial Officer own 59.6% and 14.7% of our outstanding shares, respectively. Accordingly, our Chief Executive Officer and Chief Financial Officer have potential conflicts of interest between their interests in Real Estate Social Network and Sports Social Network and our interests, which may result in them favoring the interests of those networks over our interests and that of our shareholders.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate and we will require additional funds to pursue our expansion opportunities. We will require substantial funds to expand our business through our marketing plan and in the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may be unavailable on favorable terms or at all. If adequate funds are un available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders may experience dilution. Our board is authorized to issue preferred stock, which could have rights and preferences senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock, diluting their interest or being subject to rights and preferences senior to their own.

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and our stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

We do not have an independent board of directors which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists solely of current executive officers, which means that we do not have any outside or independent directors. The lack of independent directors:

●	May prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.
●	May present us from providing a check on management, which can limit management taking unnecessary risks.
●	Create potential for conflicts between management and the diligent independent decision-making process of the Board.
●	Present the risk that our executive officers on the Board may have influence over their personal compensation and benefits levels that may not be commensurate with our financial performance.
●	Deprive us of the benefits of various viewpoints and experience when confronting challenges that we face.

Because only our officers serve on our Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

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Because we do not have a nominating, audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have a nominating, audit or compensation committee or any such committee comprised of independent directors. The board of directors performs these functions. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Our Chief Executive Officer/Director and Chief Financial Officer/Director own a significant percentage of our outstanding voting securities, which will enable them to control corporate actions submitted for shareholder approval.

Our Chief Executive Officer/Director, Ken Tapp and our Chief Financial Officer/Director own 59.6% and 14.7% of our outstanding voting securities, respectively. Our bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by the holders of two-thirds of the voting power of the issued and outstanding stock entitled to vote. As a result, currently, and after the offering, our officers will be able to control corporate actions submitted for shareholder approval such as electing a majority of our board of directors and authorizing or preventing proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

RISKS RELATED TO GOVERNMENT REGULATION OF OUR BUSINESS

Our cannabis/hemp websites with respect to cannabis are dependent on state laws pertaining to the cannabis industry.

We have several websites in the cannabis/hemp area as detailed on page 23 of this Prospectus. As of the date of this registration statement, there are 29 states and the District of Columbia allow their citizens to use medical cannabis. Additionally, Colorado, Washington, Alaska, Oregon and Washington DC have legalized cannabis for adult use at the state (or district) level. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors pertaining to lack of public or legislative support could slow or halt progress in this area. Further, progress in the cannabis industry is not assured.

Our cannabis/hemp websites are open to all Internet users, which may result in legal consequences; in such event, our results of operations will be negatively affected.

Our Terms and Conditions contained in our cannabis sites clearly state that our network and services pertaining to our cannabis/hemp related sites are only to be used by users who are over 21 years old and located where the use of cannabis/hemp is permissible under state law and only in a manner which would be permissible under the applicable state law. However, it is impractical to independently verify that all activity occurring on our network fits into this description. If we become subject to federal and state law enforcement, our brand name and results of operations will be negatively impacted.

Cannabis remains illegal under Federal law.

Despite the development of a legal cannabis industry under the laws of certain states, these state laws legalizing medical and adult cannabis use conflict with the Federal Controlled Substances Act, which classifies cannabis as a Schedule-I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that legalize its use.

As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that were engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). Because of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on sale of our services.

Federal enforcement practices could change with respect to services providers to participants in the cannabis industry, which could adversely impact us. If the Federal government were to change its practices or were to expend its resources attacking providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our advertisers from selling cannabis, and, if such legislation were enacted, such advertisers may discontinue the use of our services, our potential source of customers would be reduced, causing revenues could decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant use and advertise on our products, which would be detrimental to the Company. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

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As the possession and use of cannabis is illegal under the Federal Controlled Substances Act, we may be deemed to be aiding and abetting illegal activities through the services that we provide to users and advertisers; as a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, and transfer of cannabis is illegal. Our business provides services to customers that may be directly or indirectly engaged in the business of possession, use, cultivation, and/or transfer of cannabis. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis, may seek to bring an action or actions against us, including, but not limited, to a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Federal enforcement practices could change with respect to service providers or participants in the cannabis industry, which could adversely impact us. If the Federal government were to change its practices or were to expend its resources attacking providers in the cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

It is possible that additional Federal or state legislation could be enacted in the future that would prohibit our advertisers from selling cannabis, and if such legislation were enacted, such advertisers may discontinue the use of our services, our potential source of customers would be reduced, causing revenues could decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to advertise on our sites, which would negatively affect our revenues. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Participants in the cannabis industry may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Despite recent rules issued by the United States Department of the Treasury mitigating the risk to banks who do business with cannabis companies permitted under state law, as well as recent guidance from the United States Department of Justice, banks remain weary to accept funds from businesses in the cannabis industry. Since the use of cannabis remains illegal under Federal law, there remains a compelling argument that banks may be in violation of Federal law when accepting for deposit funds derived from the sale or distribution of cannabis. Consequently, businesses involved in the cannabis industry continue to have trouble establishing banking relationships. An inability to open bank accounts may make it difficult for us, or some of our advertisers, to do business.

Federal enforcement practices could change with respect to services provided to participants in the cannabis industry, which could adversely impact us; if the Federal government were to expend its resources on enforcement actions against service providers in the cannabis industry under guidance provided by the Sessions Memo, including asset forfeiture actions, such actions could have a material adverse effect on our operations, our customers, or our services.

On January 4, 2018, the U.S. Attorney General Jeff Sessions issued the Sessions Memo stating that the Cole Memo was rescinded effectively immediately. Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.” It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement.  While we do not harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change.

Attorney General Order No. 3946-2017 released by Jeff Sessions on July 19, 2017 shows that he is in favor of law enforcement using civil asset forfeiture as “an effective tool to reduce crime” and that “its use should be encouraged where appropriate.” It is possible that due to the recent Sessions Memo our clients may discontinue the use of our services, our potential source of customers may be reduced, and our revenues may decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to use our services or buy advertising from us. It is possible that due to the recent Sessions Memo our clients may discontinue the use of our services, we or our customers may be subject to asset forfeiture actions, our potential source of customers may be reduced, and our revenues may decline. Further, additional government disruption in the cannabis industry could cause potential customers and users to be reluctant to use advertising services, which would negatively impact our results of operations.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation, and online payment services.

Foreign data protection, privacy, and other laws and regulations are often more restrictive than those in the United States. These U.S. federal and state and foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and Interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Several proposals are pending before federal, state, and foreign legislative and regulatory bodies that could significantly affect our business. Similarly, there have been recent legislative proposals in the United States, at both the federal and state level, that would impose new obligations in areas such as privacy and liability for copyright infringement by third parties. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.

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RISKS RELATED TO OUR STATUS AS AN EMERGING GROWTH COMPANY AND IF THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE, AN SEC REPORTING ISSUER

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone could be several hundred thousand dollars per year. In addition, when we retain independent directors and/or add senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or costlier for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we expect and fully intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards. We have elected to rely on these exemptions and reduced disclosure requirements applicable to “emerging growth companies” and expect to continue to do so.

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Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We previously have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are not currently in compliance with, and we cannot be certain when we will be able to implement the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investors could lose confidence in our financial information and the price of our common stock could decline.

Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements causing us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

We will be exempt from evaluating and disclosing the effectiveness of our internal controls over financial reporting for a period.

We will not be required to evaluate the effectiveness of our internal controls over procedures for financial reporting nor will we be required to disclose the results of such evaluation, until the filing of our second annual report. The lack of such evaluations may lead to an extended period of inadequate internal controls which could jeopardize the accuracy of our financial reporting, the result of which would be that investors would not be aware of any inaccurate reporting of our financial affairs.

If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

Because of this offering as required under Section 15(d) of the Exchange Act, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets OTC Link, which could reduce the value of your investment.  There is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

Our election not to opt out of the JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the application date for private companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. As of present, there are no new or revised accounting standards that have been issued by the PCAOB or the SEC applicable to us for which we have adopted the application date for private companies.

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The JOBS Act will also allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC. The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Registrant meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

●	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;
●	be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;
●	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and
●	be exempt from any rules that may be adopted by the Public Registrant Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We intend to take advantage of some or all the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Registrant’s independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Registrant. As a result, investor confidence and the market price of our common stock may be adversely affected.

If our shares are quoted on the OTCQB, we will be required to remain current in our filings with the SEC and meet other obligations, the failure of which could result in removal from the OTCQB quotation service.

If our shares are quoted on the OTCQB, we will be required to remain current in our filings with the SEC and, for eligibility on the OTCQB, we must maintain a stock price above $0.01 per share and pay annual dues. If we become delinquent in these requirements, we may be relegated to an inferior quotation service or quotation of our common stock could be terminated. If our shares are not eligible for quotation on the OTCQB, investors in our common stock may find it difficult to sell their shares.

If we fail to adhere to corporate governance and public disclosure requirements under the federal securities laws, the SEC may file litigation against us, which would adversely affect our business and financial results.

Because of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

Additionally, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business as well as our financial results may be adversely affected.

We may have difficulty obtaining officer and director coverage or obtaining such coverage on favorable terms or financially be unable to obtain any such coverage, which may make it difficult for our attracting and retaining qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage or financially be unable to obtain such coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

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RISKS RELATED TO OUR SECURITIES

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

●	competitive pricing pressures;
●	our ability to market our services on a cost-effective and timely basis;
●	changing conditions in the market;
●	changes in market valuations of similar companies;
●	stock market price and volume fluctuations generally;
●	regulatory developments;
●	fluctuations in our quarterly or annual operating results;
●	additions or departures of key personnel; and
●	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. Shareholders may experience wide fluctuations in the market price of our securities. These fluctuations may have a negative effect on the market price of our securities and may prevent a shareholder from obtaining a market price equal to the purchase price such shareholder paid when the shareholder attempts to sell our securities in the open market. In these situations, the shareholder may be required either to sell our securities at a market price, which is lower than the purchase price the shareholder paid, or to hold our securities for a longer period than planned. An inactive or low trading market may also impair our ability to raise capital by selling shares of capital stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. Any of the risks described above could adversely affect our sales and profitability and the price of our Common Stock.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock in this offering.

We do not currently anticipate declaring and paying dividends to our stockholders in the foreseeable future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no material revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of shares of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, which currently do not intend to pay any dividends on shares of our common stock for the foreseeable future.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy shares of our common stock.

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There is no active public trading market for our common stock and an active market may never develop.

The public trading market for our common stock on the OTCMarkets tier, OTC Pink, has reflected an uneven and inactive market. We may be unable to establish an active market on the OTCQB and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may be unable to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, only investors having no need for liquidity in their investment should purchase our securities and who can hold our securities for an indefinite period.

The market for penny stock has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be able to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

We have authorized 100,000,000 Preferred Shares and 100,000,000 Class B Common Shares that may result in our officers having the ability to influence stockholder decisions.

We have not yet set the preferences for our Preferred Shares or Class B Common Shares. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares. The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock; as such, if we establish such terms and privileges to our preferred shares and we sell or issue preferred shares in future transactions to new investors such investors in subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock. Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Registrant. Our Board of Directors has not yet established the rights to Class B Common Shares, but such rights may include additional voting power to our officers giving them control over a majority of our outstanding voting power, they would then have the power to control future stock-based acquisition transactions, to fund employee equity incentive programs, and give them the ability to elect certain directors and to determine the outcome of all matters submitted to a vote of our stockholders. This concentrated control eliminates other stockholders’ ability to influence corporate matters

Future sales and issuances of our capital stock, exercise of warrants outstanding or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. Additionally, because we have 16,200,020 Warrants outstanding, which are exercisable for five cents per share with a warrant exercise period of 5 years, any material exercise of the Warrants will because substantial dilution to your shares.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market, which is commonly referred to as the OTCQB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. It is likely that our shares will be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

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The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	the basis on which the broker or dealer made the suitability determination, and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also must be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, probably, will be subject to such penny stock rules for the foreseeable future and our shareholders will, likely, find it difficult to sell their securities.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws; these restrictions may make it difficult or impossible to sell shares in those states.

Apart from our being quoted on OTCPink, there is currently no established public market for our common stock, and there can be no assurance that any established public market would develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue-sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

The forward-looking statements contained in this Prospectus report may prove incorrect.

This Prospectus contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding our business through regional centers; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the environmental cleanup industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. Considering these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding us and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on our financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on us. There can be no assurance that future developments affecting us will be those anticipated. These forward-looking statements involve risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The following factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements:

●	the success of our licensed Platform;
●	our ability to successfully develop and expand our operations;
●	changes in economic conditions;
●	economic and other trends and developments;
●	increasing competition in the industry in general;
●	changes in attitudes or negative publicity regarding the use of cannabis and health concerns;
●	the success of our marketing programs;
●	potential fluctuations in our quarterly operating results due to new products and other factors;
●	the loss of key members of our management team;
●	the impact of federal, state or local government regulations relating to the industry;
●	our ability to raise capital in the future;
●	increased costs and obligations because of being a public company;
●	concentration of ownership among our existing executives, directors and principal shareholders may prevent new investors from influencing significant corporate decisions; and
●	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. We believe the information in this prospectus is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus. In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” and the “Company” refer to Social Life Network, Inc.

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SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including “Risk Factors” the financial statements and the notes to the financial statements.

Business Overview

We license our Platform to niche businesses for an annual license fee and/or a percentage of profits. Additionally, we own cannabis/hemp related websites as detailed on page 23 from which we generate advertising revenue

Emerging Growth Company Status

As a company with less than $1 billion in revenue in our last fiscal year, we are defined as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act. We will retain “emerging growth company” status until the earliest of:

●	The last day of the fiscal year during which our annual revenues are equal to or exceed $1 billion;
●	The last day of the fiscal year following the fifth anniversary of our first sale of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act;
●	The date on which we have issued more than $1 billion in nonconvertible debt in a previous three-year period; or
●	The date on which we qualify as a large accelerated filer under Rule 12b-2 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., an issuer with a public float of $700 million that has been filing reports with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act for at least 12 months).

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to SEC reporting companies. For so long as we remain an emerging growth company we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Wall Street Reform and Consumer Protection Act of 2002;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
●	submit certain executive compensation matters to stockholder non-binding advisory votes;
●	submit for stockholder approval golden parachute payments not previously approved;
●	disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and
●	present more than two years of audited financial statements and two years of selected financial data in this registration statement and future filings, instead of the customary three years for audited financial statements and five years for selected financial data.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates. Section 107 of the JOBS Act provides that our decision to opt into the extended transition period for complying with new or revised accounting standards is irrevocable.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All net proceeds from the sale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock was determined by the average of the high and low prices as reported on the OTC Pink Tier of the OTC Markets on January 24, 2018, which is $0.12.

The prices at which the shares or common stock covered by this prospectus may be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

The offering price of the shares of our common stock does not necessarily bear any relationship to market value, our book value, assets, past operating results, financial condition or any other established criteria of value.

Our common stock is currently quoted on OTCPink. We will be filing with otcmarkets.com to obtain a quotation on the OTCQB. There is no assurance that our common stock will trade at any certain market price, as prices for the common stock in any public market, which may develop, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The Common Stock to be sold by the Selling Security Holders as provided in the “Selling Security Holders” section is currently issued Common Stock. Accordingly, there will be no dilution to our existing stockholders.

EXPENSES OF REGISTRATION

 We are bearing all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $46,620.42

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

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SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering 8,080,001 common stock shares. We will not receive any proceeds from the sale of shares being sold by Selling Security Holders. 30 of the selling security holders acquired their shares through a cash purchase of shares in a private placement, 4 of the Selling Security Holders acquired their shares by converting receiver certificates and 5 of the selling security holders received their shares pursuant to agreements in which we granted shares in return for services.

The following table sets forth the names of the selling security holders and the number of shares of Common Stock beneficially owned by each of the Selling Security Holders as of March 5, 2018. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. The Selling Security Holders have furnished all information with respect to share ownership.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered (1)	%Amount Beneficially Owned After Offering (2)

ANNE MARY SHIRER	66,667	66,667	0
BEAU LAPOINT	133,333	133,333	0
BRIAN BROOKS	66,667	66,667	0
BRITT GLASSBURN	200,000	200,000	0
DEBBIE AVRIN	66,667	66,667	0
JENNIFER LEANNE WHITE	33,333	33,333	0
LYNN S. MURPHY	333,000	333,333	0
MICHAEL HALL	20,000	20,000	0
ROBERT LAPOINT	66,667	66,667	0
RYAN MANSHOLT	100,000	100,000	0
SCOTT SANGSTER	66,667	66,667	0
TRINITY CLAYCOMB	66,667	66,667	0
VLADIMIR BOGOMOLOV	133,333	133,333	0
DENISE CHERYL LAPOINT	46,667	46,667	0
JON CLINTON WRIGHT	6,667	6,667	0
SANDRA MIXON WRIGHT	6,667	6,667	0
JOSE NOLASCO	13,000	13,333	0
BARBARA EMMA PERRUCCIO	20,000	20,000	0
SHERRY LEE RENEE SERNA	6,667	6,667	0
MARK EUGENE MAHAFFEY	16,667	16,667	0
JOSHUA KEVIN LYLE	13,333	13,333	0
KARLA HERNANDEZ-FERNANDEZ	13,333	13,333	0
IRENE GLAZER	33,333	33,333	0
MICHELLE HALL	6,667	6,667	0
ERIN PRICE	33,333	33,333	0
AMBER HUDSON	33,333	33,333	0
PETER BUNTING	33,333	33,333	0
ERIK LIND	6,667	6,667	0
RANDALL E. NAPIER	20,000	20,000	0
DONALD STEPHENSON	66,667	66,667	0
ROBERT P. JACOBSEN	266,000	266,000	0
FOXY CONSULTING, LLC (3)	532,000	532,000	0
JUSTIN DINKEL	266,000	266,000	0
KEVIN LARSON PRESENTS, LLC (4)	266,000	266,000	0
EMERGING MARKETS
CONSULTING, LLC (5)	4,750,000	1,500,000	3.2
LONNIE KLAESS	1,000,000	1,000,000	0
MIKE FULLER	1,000,000	1,000,000	0
BRUCE KENNEDY	500,000	500,000	0
TRANG PHAM	1,000,000	1,000,000	0

	8,060,001

(1)	This Registration Statement covers the resale by selling security holders of a maximum of 8,060,001 common stock shares.
(2)	Assuming the sale of all shares registered hereunder.
(3)	Foxy Consulting, LLC is a Colorado registered Limited Liability Company; Kurt Tribelhorn has sole dispositive and transfer power over the shares.
(4)	Kevin Larson Presents, LLC is a Colorado Limited Liability Company; Kevin Larson has sole dispositive and transfer power over the shares.
(5)	Emerging Markets Consulting, LLC is a Florida Limited Liability Company; James S. Painter III has sole dispositive and transfer power over the shares.

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Except as otherwise defined above, none of the selling shareholders or their beneficial owners:

●	has had a material relationship with us other than as a shareholder at any time within the past three years; or

●	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

●	are broker-dealers or affiliated with broker-dealers.

There are no agreements between us and any selling shareholder and us pursuant to which the shares subject to this registration statement were issued.

PLAN OF DISTRIBUTION

Shares Offered by the Selling Security Holders

This prospectus relates to the resale of an aggregate of 8,080,001 shares of our common stock, par value $0.001 per share.

The Selling Security Holders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus at a fixed price of $0.12 per share, representing the average of the high and low prices as reported on the OTC Markets on January 24, 2018. If and when our common stock is regularly quoted on the OTCQB, the Selling Security Holders may sell all or a portion of their respective shares of common stock covered by this prospectus from time to time at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Security Holders may also sell securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as Selling Security Holders under this prospectus).

The Selling Security Holders might not sell any, or all, of the shares of our common stock offered pursuant to this prospectus. In addition, we cannot assure you that the Selling Security Holders will not transfer the shares of our common stock by other means not described in this prospectus.

The Selling Security Holders and any brokers, dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the Selling Security Holders may be deemed to be underwriting commissions. If the Selling Security Holders and any brokers, dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of our common stock pursuant to this prospectus are deemed to be an underwriter, the Selling Security Holders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are authorized to issue 700,000,000 shares of capital Stock in the denominations set forth below, $0.001 par value per share.

Common Stock

We are authorized to issue 500,000,000 shares of common stock, 100,203,335 shares of which are outstanding.

Holders of our Common Stock Shares

As of March 5, 2018, there were 44 holders of record of our common stock.

Preferred Stock

We are authorized to issue 100,000,000 preferred shares, no shares of which are outstanding. We have not yet set the rights and preferences of our preferred shares.

Class B Common Shares

We are authorized to issue 100,000,000 Class B shares, no shares of which are outstanding. We have not yet set the rights and preferences of our Class B shares.

Common Stock Rights

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of Board members. Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

Dividend Rights

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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Stock Option Grants

We do not have a stock option plan in place and have not granted any stock options.

Warrants

We have 16,200,020 warrants outstanding. Each Warrant entitles the holder to one common stock share at an exercise price of five cents. The term of the Warrants is 5 years.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal 1,002,033 shares as of the date of this Prospectus; or
●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent and Registrar

Our transfer agent is First American Stock Transfer, Inc., 4747 N. 7th Street, Suite 170, Phoenix, AZ 85014 and their telephone number is 602-485-1346.

Penny Stock Considerations

Our shares will be “penny stocks”, as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

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In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and
●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares will be subject to such penny stock rules and our shareholders will, likely, find it difficult to sell their securities.

INTEREST OF NAMED EXPERTS

Frederick M. Lehrer, P. A. is passing upon the legality of the shares offered under this registration statement. Frederick M. Lehrer owns 500,000 restricted shares of our common stock.

Our financial statements for the fiscal years ended December 31, 2015 and December 31, 2016 included in this prospectus and the registration statement have been audited by BF Borgers, CPA, PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Industry Background

Users

The number of worldwide users is expected to reach some 2.95 billion by 2020, around a third of Earth’s entire population. The region with the highest penetration rate of social networks is North America, where around 60 percent of the population has at least one social account. As of 2016, 78 percent of the United States population had a social networking profile. Leading social networks usually boast a high number of user accounts or strong user engagement metrics. For example, Facebook is the first social network having surpassed the 1 billion monthly active user marks and as of the first quarter of 2017, has more than 1.94 billion MAU worldwide. The market potential of social networks is still increasing, as not only user figures but also user engagement continues to grow. As of the 4th quarter of 2015, the average daily time spent on social networks by users in the United States clocked in at almost 1.7 hours per day. On average, global internet users spend some 109 minutes per day surfing social networks. This prompts worldwide brands and their marketers to use that time and screen space to promote various products and services via social media marketing or social advertising.

Source of above data: https://www.statista.com/topics/1164/social-networks/

Online Retail Sales

Online retail sales are estimated to reach 4.47 Trillion dollar a year World-Wide by 2021.

Source of above data: eMarketer - https://www.emarketer.com/Report/Global-Ecommerce-Platforms-2017-Country-by-Country-Review-of-Top-Retail-Ecommerce-Sites/2002047).

Advertising and Sales – Cannabis/Hemp Websites

Online advertising and monthly digital subscription sales for cannabis/hemp related websites and mobile apps is estimated to be a 40 billion dollar a year industry in the United State by 2021.

Source of above data: ArchView Group; https://globenewswire.com/news-release/2018/01/02/1277236/0/en/NEW-REPORT-Legal-Marijuana-Industry-to-Generate-40-billion-in-Economic-Impact-by-2021.html)

Strategy

Our strategy is to give entrepreneurs the power to build their business and community connections online through our branded Social Life Network Platform (the “Platform”).

Mission

Our mission is to: (a) give entrepreneurs in niche industries the power to build their business and community connections online through our branded Platform, which is geared to business professionals that wish to maintain, improve and expand their connections and to learn, share, market and sell their products and services online; and (b) operate and sell advertising on our Cannabis related websites.

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Our Users

Our users consist of:

●	Internet users;
●	Social Media users;

Our Social Marketing Platform

We license our Social Life Network SaaS (Software as a service) Internet Platform (the “Platform”) to niche industries for an annual license fee and/or a percentage of profits. Our Platform is a cloud-based social network and an E-Commerce system that can be accessed by a web browser or mobile application that allows end-users to socially connect with one another and their customers to market and advertise their products and services. The Platform can be customized to suit virtually any international niche industry or subculture, such as hunting and fishing, tennis, real estate professionals, health and fitness, charity causes, and more.

Our Platform licensing agreements are for a minimum of two years and then automatically renew each year thereafter. Our fee structure includes a combination of annual fees and/or a minimum of 20% of the net profits that are generated by the licensee from monthly subscriptions services, E-Commerce fees and online advertising sales from their platform users.

We, as the licensor, may terminate a license agreement at any time: (a) for failure of the licensee to make the license fee; (b) if the licensee is dissolved or liquidated, becomes insolvent, becomes the subject of voluntary of involuntary bankruptcy, seeks to make a general assigned for the benefit of its creditors or applies for the appointment of a trustee, receiver or custodial for a substantial part of its property. Additionally, either we as the licensor, or the licensee, may terminate the license agreement for the other party’s material breach of the agreement that is incurable or uncured by the breaching party for 30 days after being service with a notice of breach of the agreement or upon mutual agreement to terminate the agreement. Upon termination of the license agreement all licenses, rights, and authorization granted to the licensee will be immediately terminated and all amounts payable are immediately due and payable.

We developed our social networking and E-Commerce Platform specifically for industries that we believe have a passionate consumer base, that communicate in non-public channels, and their commerce activity is highly based on referral and “copy-cat” consumption. As an example, we license our Platform to the residential real estate industry and niche sports verticals like hunting and fishing. Our platform uses machine learning (A.I.) that interpolates the user behavior data through their online social activity to better connect the right people and businesses together, at the right time when online in our social network. Contrary to other social networks and E-Commerce systems like Facebook and Amazon where everyone is grouped together and forced to listen to the white-noise, our Platform increases online user connectivity and stronger relationships between businesses, and their customers.

To date, our Platform is accessed by subculture industries in over 120 countries and is translated in multiple languages. Our language translation files for the Platform include 80% or more of the following languages: English, German, Hungarian, Portuguese, Turkish, Polish, Russian, Swedish, Slovenian, French, Dutch, Portuguese, Czech, Persian, Ukrainian, Vietnamese, Romanian, Spanish, Italian and Japanese. The foregoing will position international use of our Platform immediately following our launch through individual licensing agreements.

Cannabis and Hemp Industry Platforms

We also own and operate cannabis and hemp industry Platforms from which we generate advertising revenue. During our Fiscal Years 2015 and 2016 and for the 9 months ending September 30, 2017, 25%, 72% and 26% of our total revenues, respectively, were generated from advertising sales on our cannabis and hemp industry Platforms.

Our Platforms in the emerging cannabis and hemp industry world-wide are used to provide a social network for communicating between businesses and consumers so they can learn about the cannabis and hemp industry, and the use of THC and CBD products. The platforms are only a social network and does not include any type of E-Commerce functions for businesses to sell their goods. We generate revenue from the following cannabis sites from advertising only.

●	WeedLife.com – A cannabis/hemp social network
●	WeedCircles.com – A cannabis/hemp business social network.
●	WeedWorthy.com – A cannabis/hemp news network.
●	WeedPons.com – A cannabis/hemp discount and deals site.
●	WeedVoice.com – A cannabis/hemp video network.
●	WeedLive.com – A cannabis/hemp business search engine.
●	WeedSite.biz - A website builder for cannabis related businesses.
●	TheDispensaryMap.com – Consists of map sites for locating local dispensaries.
●	TheWeedAppp.com – A mobile application builder for businesses in the cannabis industry.

Our cannabis and hemp Platforms are characterized by:

●	Boosts online organic Search Engine Optimization (SEO) results through our ProListings direct business listing connection to major search engines;
●	Enhances online business branding and map location presence throughout websites and mobile apps

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How we Generate Revenue

We generate revenues through:

●	License Agreements – We generate revenue through licensing agreements from which we receive an annual license fee or a percentage of net profits (see page _ for more details on licensing agreements).
●	Online Advertising – Priced based on the CPC (cost per click) and CPM (cost per 1000 ad impressions).
●	Premium Monthly Subscriptions - Provides business director and online review management for monthly subscriptions.

Target Markets

We have targeted niche industries through our various platforms, including the following:

●	Cannabis and Hemp

●	Sports Industries
●	Hunting & Fishing
●	Racket Sports
●	Cycling
●	Golf
●	Youth Sports Leagues

●	Charities & Industry Associations

●	Residential Real Estate.

We will continue to target niche industries based on sub-culture behavior and the need for private social networking.

Competition

We face competition in the social networking sector for the hemp and cannabis community, including WeedLife.com social network, which competes with one of the other social networks in the cannabis space, Massroots.com has 1 million members. Collectively with our licensees, we compete on a larger scale with Facebook, LinkedIn, eBay, and other social networks and E-Commerce sites for users’ engagement, all of which have substantially more financial resources, and a significantly larger user-base than we do.

Competitive Advantages

Our competitive advantage is that we are solely dedicated to niche industries that business and consumer users that do not feel comfortable sharing content and information on other social networks like Facebook, LinkedIn and Twitter, as it may either jeopardize their personal and professional reputations or be completely lost in the white-noise of billions of other posts. Additionally, we have developed specialized features for these niche industries that incorporates E-Commerce directly in to a users’ social networking account. This integration of E-Commerce directly in to social networking sets our Platform apart from our current competitors.

Competitive Disadvantages

Our competitive disadvantages are that we do not have the operational and financial resources that our competitors have, which results in our having fewer resources to market our social network brands, advertise our digital services, acquire new users on our social networks, and sell our advertising and digital services to business customers, as compared to our competitors.

Marketing

Our marketing consists of:

●	Trade shows
●	Print advertising
●	Digital press advertising
●	Online videos
●	Social media
●	Blogging
●	Advertising networks

Seasonality

We do not have a seasonal business cycle.

Raw Materials

We do not use raw materials in our business.

Reliance Upon Revenue Source

The largest source of our revenue during Fiscal Year 2015 was $595,000 in display advertising revenues, which constituted 72% our total revenues. During Fiscal Year 2016, the largest source of our revenues was $210,000 in digital subscription services revenues, constituting 86% of our total revenues. For the 9 months ended September 30, 2017, our largest source of our revenues was $90,000 in social network platform licensing revenues, which constituted 68% of our total revenues, and as explained below were derived solely from only 2 licensees we have agreements with.

Reliance Upon One or a Few Customers

During the 9 months ending September 30, 2017, $90,000 constituting 68% of our revenues was derived from license fees we received from Real Estate Social Network and Sports Social Network, which revenues are related party revenues as detailed on pages 37 and 38 of this Prospectus.

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Existing Operations

We currently operate and support the ongoing technology maintenance of our online social network platform in the cannabis and hemp industry for the users from 120 countries that access it each month. We also operate and support the ongoing technology maintenance and upgrades of our licensees’ social networks in the united states for the Sports Social Network and the Real Estate Social Network. The licensing fees that we collect throughout the year cover our operational expenses and our expenses to remain in full legal and accounting compliance with the SEC. If we were to lose one or both of our licensees’, we may be forced to make significant cutbacks in our existing operations or be forced to cease operations. If we fail to replace the lost revenue from the licensees with new customer revenue or by raising the additional capital need to continue operations, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our Expansion Plans

We intend to expand our cannabis and hemp business plan by focusing on attracting more contributors, consumers and local cannabis and hemp businesses to our social network platform. In each legal cannabis market in the United States and Canada, we will hire local community sales managers that oversee multiple local resident sales people and social media marketers who helps increase awareness of our platform and who fosters a local community of business users on our platform. In time, this community growth drives network effects whereby contributed content and social communication expands the breadth and depth of our online social network user base. This expansion draws an increasing number of consumers to access the content on our business users on the platform, thus potentially inspiring new and existing contributors to create additional social networking content that can be shared with this growing audience. Through the expansion of users and content comes a growing need and ability in our network to advertise to consumers, by the business users.

To support the growth of our sales and marketing staff to accomplish this market-by-market expansion plan, we anticipate the need to raise an additional $2,000,000 to fund our operations through the end of the third quarter of 2019. We expect to use these cash proceeds, in addition to the capital on hand, primarily to accelerate market-by-market growth, implement additional social networking features on our platform to boost engagement, market a self-service advertising portal for cannabis and hemp-related businesses, and remain in full legal and accounting compliance with the SEC. We cannot guarantee that we will be able to raise these required funds or generate sufficient revenue to execute our expansion plans.

We currently have no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

We are currently dependent on the sale of our securities to fund our expansion plans, and will remain so until we generate sufficient revenues to pay for our operating costs related to these expansion plans. There can be no assurance that we will be able to raise the capital we need for our expansion plans from the sale of our securities.

If we are unable to raise the funds for our expansion plans through the sale of securities, we will seek alternative financing through means such as borrowings from institutions or private individuals. If we are also unsuccessful at raising sufficient funds for our expansion plans through alternative financing, we may be forced to delay expansion or make significant cutbacks in our existing operations.

Employees

We have 1 full-time employee, Mike Fuller, who is our Online Content Manager for our Platforms. As our Content Manager, he monitors the content posted to our social networks to make sure it coincides with our End User License Agreement (EULA), supports customer service requests, optimizes the content posted in our social networks to be easily indexed by search engines, and stays engages with end user requests for new features added to each network.

Independent Contractors

During 2016 and 2017, we had 22 and 28 independent contractors, respectively, that wrote and managed our social network and E-Commerce code, and to keep our platform updated and secured each month.

To be Hired Employees

We plan to hire as many as 42 full-time sales representatives, 20 full-time marketing and social media employees, 15 full-time production and customer support employees, and 4 part-time and 3 full-time executives and management staff for our cannabis and hemp social network expansion plan, by the third quarter of 2019, contingent upon adequate funding and/or financing.

Research and Development

None.

Compliance with Environmental Laws

Our operations are not subject to federal, state or local environmental regulations.

Patents and Intellectual Property/Trademarks/Licenses/Franchises

We do not currently own any patents and have no intention of applying for patents. We have no franchise or royalty agreements. We have license agreements, which are described on page 27 of this Prospectus. The US Patent and Trademark Office published our trademark “Weed Life” on May 5, 2015.

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Material Agreements

Software License Agreement with Real Estate Social Network, Inc.

We have a January 1, 2017 Software License Agreement with Real Estate Social Network, Inc., a Colorado corporation, whereby we, as the licensor, licensed our software as a service (SaaS) to Real Estate Social Network as the licensee. This agreement provides that we will receive 20% of the net profits from all monthly subscriptions and online ad sales from the licensee, paid annually, on the 31st day of January for the preceding year. Early payment or installment payments on a monthly or quarterly basis are allowed. We are required to provide acceptance testing to establish whether the licensed software operates properly. If the testing does not yield expected results, we, as the licensor are required to correct errors at our own cost. If later acceptance testing fails to yield the expected results, the licensee may terminate the agreement upon written notice. We provide a 180-day limited warranty that the licensed software will conform in all material respect of the documentation specifications.

Software License Agreement with Sports Social Network, Inc.

We have a January 1, 2017 Software License Agreement with Sports Social Network, Inc., a Colorado corporation, whereby we, as the licensor, licensed our software as a service (SaaS) to Sports Social Network, Inc. as the licensee. This agreement provides that we will receive $125,000 USD annually each year for the first two years of this agreement, and thereafter will receive 20% of the net profits from all collected E-Commerce fees and online advertising sales from the licensee, paid monthly with the option to be paid annually, on the 31st day of January for the preceding year. Early payment or installment payments on a monthly or quarterly basis are allowed. We are required to provide acceptance testing to establish whether the licensed software operates properly. If the testing does not yield expected results, we, as the licensor are required to correct errors at our own cost. If later acceptance testing fails to yield the expected results, the licensee may terminate the agreement upon written notice. We provide a 180-day limited warranty that the licensed software will conform in all material respect of the documentation specifications.

DESCRIPTION OF PROPERTY

Our executive and administrative office is located at 8100 East Union Ave. Suite 1809, Denver, Colorado 80237. Our office consists of 4 offices and a conference room. Our lease was renewed on December 1st, 2017 for a 1-year term. Our administrative office is 2,500 square feet and we pay $2,500 per month rent. The space is adequate for our needs and we have an option for expanding in to an adjacent workspace.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings. From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Common Stock trades on the OTC Pink Tier of the OTC Markets, Inc. under the symbol “WDLF”. The following table sets forth the high and low sale prices for our Common Stock for each quarterly period within the two most recent fiscal years. There has been minimal reported trading to date in the Company’s common stock.

The following table sets forth the high and low closing bid prices for our Common Stock for the fiscal quarter indicated as reported on the OTC. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter ended*	High	Low

January 31, 2018	$0.12	$0.12
February 28, 2018	$0.14	$0.10
December 31, 2017	$0.15	$0.12
September 30, 2017	$0.33	$0.12
June 30, 2017	$0.46	$0.12
March 31, 2017	$1.00	$0.25
December 31, 2016	$0.38	$0.10
September 30, 2016	$0.15	$0.07
June 30, 2016	$1.00	$0.07
March 31, 2016	$2.50	$0.50
December 31, 2015	$0.50	$0.55
September 30, 2015	$1.00	$0.50
June 30, 2015	$2.50	$0.50
March 31, 2015	$2.50	$0.50

*	The high and low prices on March 1, 2018 are $0.12 and $0.11, respectively.

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DESCRIPTION OF PROPERTY

Our executive and administrative office is located at 8100 East Union Ave. Suite 1809, Denver, Colorado 80237. Our office consists of 4 offices and a conference room. Our lease was renewed on December 1st, 2017 for a 1-year term. Our administrative office is 2,500 square feet and we pay $2,500 per month rent. The space is adequate for our needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS” AND THOSE INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

Critical Accounting Policies and Estimates

Revenue recognition

We follow paragraph 605-15-25 of the FASB Accounting Standards Codification for revenue recognition when the right of return exists. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) The seller’s price to the buyer is substantially fixed or determinable at the date of sale, (ii) The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product. If the buyer does not pay at time of sale and the buyer’s obligation to pay is contractually or implicitly excused until the buyer resells the product, then this condition is not met., (iii) The buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (iv) The buyer acquiring the product for resale has economic substance apart from that provided by the seller. This condition relates primarily to buyers that exist on paper, that is, buyers that have little or no physical facilities or employees. It prevents entities from recognizing sales revenue on transactions with parties that the sellers have established primarily for the purpose of recognizing such sales revenue, (v) The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and (vi) The amount of future returns can be reasonably estimated.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. Our diluted loss per share is the same as the basic loss per share for the years ended December 31, 2016 and 2015, as the inclusion of any potential shares would have had an anti-dilutive effect due to our generating a loss.

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Recently Issued Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance in ASU No. 2016-02 supersedes the lease recognition requirements in ASC 840, Leases (FAS 13). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the effect this standard will have on our financial statements.

In June 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force.” The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. The Company is currently evaluating the effects, if any, that the adoption of this guidance will have on the Company’s consolidated cash flows.

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Overview

We are a Nevada corporation formed on August 30, 1985. Our headquarters are in Denver, Colorado. We have been engaged in our current business model since June of 2016, which is the result of our having been discharged from a receivership and acquiring Life Marketing, Inc. which was in a different industry as our previous business.

We have experienced recurring losses and negative cash flows from operations since inception, including in our current business model. We anticipate that our expenses will increase as we ramp up our expansion, which likely will lead to additional losses, until such time that we approach profitability, or which there are no assurances. We have relied on equity financing to fund operations. There can be no guarantee that we will ever become profitable, or that adequate additional financing will be realized in the future or otherwise may be available to us on acceptable terms, or at all. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our expansion efforts. We will need to generate significant revenues to achieve profitability, of which there are no assurances.

Overview of Our Reporting Periods

During our fiscal year ended December 31, 2015, our primary focus was selling and supporting online advertising and digital marketing services to businesses in the cannabis and hemp industry, on our social network platform.

During our fiscal year ended December 31, 2016, our primary focus was completing the reverse merger with SEW CAL LOGO, Inc. in quarter one and two, while changing our business model to accommodate for the servicing of other industries besides the cannabis and hemp industry, in the event the republican party was going to win the majority of seats in congress and win the Presidential election, thus potentially having an adverse effect on the cannabis and hemp industry. We chose to stop sales and marketing efforts in the cannabis industry and prepare to diversify the industries that our social network platform could be used in. By the end of 2016 we had prepared our technology to be used in the residential real estate industry, hunting and fishing, racket sports, cycling and golf industries.

During the 9-month period ending September 30, 2017, our primary focus was licensing our social networking platform and supporting the use of our platform to our licensees in the residential real estate industry, hunting and fishing, racket sports, cycling and golf industries.

Our current focus is to raise capital to support the expansion plan for selling and supporting online advertising and digital marketing services to businesses in the cannabis and hemp industry, on our social network platform in the United States, Canada and other countries around the world. We will seek out and partner with other industry leaders, business organizations in the cannabis and hemp industry in order to expedite the growth of our expansion plan and support the online social networking needs of entrepreneurs in the cannabis industry. We will also continue to support the growth and usefulness of our social networking platform in the industries supported by our licensees, and continue to seek out new licensees that target niche business industries in the United States and around the world.

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Trends and Uncertainties

Our business is subject to the following trends and uncertainties:

●	Expansion of live streaming on Facebook could sway our users to spend more time away from our Networks.
●	Social video is reaching saturation across social networks in general.
●	Social platforms embrace strong governance policies, i.e. when content is inappropriate or violates end user agreement, which could affect how much content is posted on our Networks.
●	Brands fatigue from new tools and tactics on social networks could result in fewer users embracing some of our new business and E-Commerce tools on our Networks.

Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to realize our assets and discharge our liabilities and commitments in the normal course of business for the foreseeable future. We have an accumulated deficit of $20,591,133 at December 31, 2016, had a net loss of $20,567,008, and used net cash of $113,999 in operating activities for the year ended December 31, 2016 ((the net loss and accumulated deficit consist of $20,344,344 of non-cash stock-based compensation expense.) These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Our management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While we believe that we will be successful in obtaining the necessary financing and generating revenue to fund our operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that we will succeed in our future operations.

We will attempt to overcome the going concern opinion by increasing our revenues, as follows:

●	By licensing additional Social Network and E-Commerce Platforms;
●	By increasing our marketing staff to enhance our “WeedLife” brand to cannabis/hemp related consumers and businesses located throughout the world;
●	By increasing our social media staff in our attempt to increase our monthly network traffic from our current 30 million-page views, to support the sales staff growth in online advertising sales on our cannabis/hemp related websites and mobile apps;
●	By increasing our sales staff for online advertising and monthly digital subscription sales on our cannabis/hemp related websites and mobile apps;
●	By increasing our licensee tech and R&D support to Sports Social Network, Inc. for the increase of membership acquisition, page view traffic, online advertising sales and E-Commerce transactions on all of our sports social network websites and mobile apps; and
●	By increasing our licensee tech and R&D support to Real Estate Social Network, Inc. for the sales of online advertising and monthly digital subscription services to real estate professionals on our social network in the international real estate community.

The foregoing goals will increase expenses and possible net losses. There is no assurance we will be successful in any of these goals.

COMPARATIVE RESULTS FOR FISCAL YEARS

Results of Operations for the years ended December 31, 2016 and 2015

	For the Years Ended December 31,		Change
	2016	2015	$	%
Digital Marketing	$182,737	$230,690	$(47,953)	-20.8%
Advertising	62,158	607,916	(545,758)	-89.8%
Total revenue	244,895	838,606	(593,711)	-70.8%
Costs of goods sold	22,471	301,104	(278,633)	-92.5%
Gross margin	222,424	537,502	(315,078)	-58.6%

Operating Expenses:
Compensation expense	119,122	153,506	(34,384)	-22.4%
Consulting - related party	272,000	109,370	162,630	148.7%
Professional fees	163,579	3,261	160,318	*
Stock compensation - receivership	2,013,000	-	2,013,000	100%
Stock compensation – receivership - related party	17,921,000	-	17,921,00	100%
General and administrative	589,317	304,186	285,131	93.7%
Total operating expenses	21,078,018	570,323	20,507,695	*
Other expense
Loss on conversion of debt	(101,080)	-	(101,080)	-100%
Net Loss	$(20,956,674)	$(32,821)	$(20,923,853)	*

* Over a 200% increase/decrease

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Revenues

For the year ended December 31, 2016, we recognized total revenue of $244,895 compared to $838,606 of revenue for the year ended December 31, 2015, representing a decrease of $593,711 or 70.7% overall. For the year ended December 31, 2016, digital marketing revenue was $182,737 compared to $230,690 for the year ended December 31, 2015, representing a decrease of $47,953. For the year ended December 31, 2016, advertising revenue was $62,158 compared to $607,916 for the year ended December 31, 2015, representing a decrease of $545,758. We saw a decrease in both our digital marketing and advertising revenue due to eliminating our sales and marketing staff.

Cost of Revenue

Cost of revenue was $22,471 for the year ended December 31, 2016 compared to $301,104 for the year ended December 31, 2015, representing a decrease of $278,633 or 92.5%. The $278,633 decrease is primarily attributable to terminating our advertising sales during FY 2016.

Operating Expenses

Compensation expense decreased $34,384, or 22.3% to $119,122 for year ended December 31, 2016 from $153,506 for the year ended December 31, 2015. The $153,506 decrease is primarily attributable to eliminating our sales and marketing staff and expenses related thereto.

Consulting expense increased by $162,630, or 148.6%, to $272,000 for the year ended December 31, 2016 from $109,370 for the year ended December 31, 2015. During the current period, we granted 3,000,000 shares of common stock for consulting services for total non-cash expense of $240,000.

Professional fees increased $48,985 to $52,246 for the year ended December 31, 2016 from $3,261 for the year ended December 31, 2015. During the current period, we granted 1,000,000 shares of common stock for accounting services for total non-cash expense of $160,000, $48,667 of which was recognized in 2016 with the remaining debited to prepaid expense. Professional fees consist mostly of costs for accounting, audit and legal services. The $48,985 increase is attributable to increased legal fees associated with SEC filings and increased audit and additional consulting services.

During the year ended December 31, 2016, we issued 132,893,334 shares of common stock regarding: (a) termination of the receivership; and (b) the reverse merger (See Note 1 to the 2016 year-end financial statements). The shares were valued on the date of grant for total non-cash expense of $19,934,000.

General and administrative expense increased by $6,798, or 2.2% to $310,984 for the year ended December 31, 2016 from $304,186 for the year ended December 31, 2015. During the current period, we granted 2,500,000 shares of common stock for total non-cash expense of $400,000, $121,667 of which was recognized in 2016 with the remaining debited to prepaid expense.

Net Loss

Our net loss for the for the year ended December 31, 2016 was $20,567,008 compared to $32,821 for the year ended December 31, 2015. The increase in net loss is a direct result of the stock issued for services as well as a loss on conversion of debt of $101,080.

Liquidity and Capital Resources

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For the year ended December 31, 2016, net cash flows used in operating activities was $113,999 compared to $4,821 for the year ended December 31, 2015.

Cash Flows from Financing Activities

For the year ended December 31, 2016, cash flows from financing activities was $106,929, which included $81,926 from related party loans and $25,000 from the sale of common stock. For the year ended December 31, 2015, we used $1,843 of cash in financing activities.

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COMPARATIVE RESULTS FOR FISCAL YEARS

Results of Operations for the 3-month periods ended September 30, 2017 and 2016

	For the Three Months Ended September 30,		Change
	2017	2016	$	%
Revenues:
Digital Marketing	$11,064	$42,042	$(30,978)	-73.7%
Advertising	-	338	(338)	-100%
Total revenue	11,064	42,380	(31,316)	-73.9%
Costs of goods sold	1,433	1,661	(228)	-13.7%
Gross margin	9,631	40,719	(31,088)	-76.3%

Operating Expenses:
Compensation expense	13,754	24,912	(11,158)	-44.8%
Consulting – related party	210,000	10,000	200,000	*
Professional fees	67,178	650	66,528	*
Stock based compensation – warrants	155,000	-	155,000	100%
General and administrative	8,669	42,878	(34,209)	-79.8%
Total operating expenses	454,601	78,440	376,161	*

Net Loss	$(444,970)	$(37,721)	$(407,249)	*

* Over a 200% increase/decrease

Revenues

For the 3-month period ending September 30, 2017, we recognized total revenue of $11,064 compared to $42,380 of revenue for the 3-month period ending September 30, 2016, representing a decrease of $31,316 or 73.9%. For the 3-month period ending September 30, 2017, digital marketing revenue was $11,064 compared to $42,042 for the 3-month period ending September 30, 2016, representing a decrease of $30,978. For the 3-month period ending September 30, 2017, advertising revenue was $0 compared to $338 for the 3-month period ending September 30, 2016, representing a decrease of $338. We saw a decrease in both our digital marketing and advertising revenue due to eliminating our sales and marketing staff.

Cost of Revenue

Cost of revenue was $1,433 for the 3-month period ending September 30, 2017 compared to $1,661 for the 3-month period ending September 30, 2016, representing a decrease of $228 or 13.7%. The $228 decrease is primarily attributable to terminating our advertising sales during FY 2016.

Operating Expenses

Compensation expense decreased $11,158 or 44.7% to $13,754 for the 3-month period ending September 30, 2017 from $24,912 for the 3-month period decrease is primarily attributable ending September 30, 2016. The $24,912 decrease is primarily attributable to eliminating our sales and marketing staff and expenses related thereto.

Consulting expense increased by $200,000 to $210,000 for the 3-month period ending September 30, 2017 from $10,000 for the 3-month period ending September 30, 2016. During the current period, we granted 1,750,000 shares of common stock for consulting services for total non-cash expense of $210,000.

Professional fees decreased by $66,528 to $67,178 for the 3-month period ending September 30, 2017 from $650 for the 3-month period ending September 30, 2016. During the current period, we granted 500,000 shares of common stock for legal services for total non-cash expense of $66,500. Professional fees consist mostly of costs for accounting, audit and legal services.

During the 3-month period ending September 30, 2017, we recognized $155,000 of non-cash stock-based compensation expense for warrants that became exercisable during the period. There was no such expense in the prior period.

General and administrative expense decreased by $34,209, or 79.7% to $8,669 for the 3-month period ending September 30, 2017 from $42,878 for the 3-month period ending September 30, 2016. The decrease is primarily attributable to a decrease in computer and internet expense and other general expense.

Net Loss

Our net loss for the for the 3-month period ending September 30, 2017 was $444,970 compared to $37,721 for the 3-month period ending September 30, 2016. The increase in net loss is a direct result of the stock and warrants issued for services.

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Results of Operations for the 9-month periods ended September 30, 2017 and 2016

	For the Nine Months Ended September 30,		Change
	2017	2016	$	%
Revenues:
Digital Marketing	$48,892	$160,228	$(111,336)	-69.5%
Advertising	-	58,558	(58,558)	-100%
Licensing revenue – related party	82,400	-	82,400	100%
Total revenue	131,292	218,786	(87,494)	-40.0%
Costs of goods sold	6,560	20,317	(13,757)	-67.7%
Gross margin	124,732	198,469	(73,737)	-37.2%

Operating Expenses:
Compensation expense	51,517	100,253	(48,736)	-48.6%
Consulting – related party	210,000	160,000	50,000	31.3
Professional fees	68,913	162,460	(93,547)	-57.6%
Stock based compensation - warrants	863,000	-	863,000	100%
Stock compensation - receivership	-	2,013,000	(2,013,000)	-100%
Stock compensation – receivership – related party	-	17,921,000	(17,921,000)	-100%
General and administrative	78,012	660,674	(582,662)	-79.8%
Total operating expenses	1,271,442	21,017,387	(19,745,945)	*
Other expense
Loss on conversion of debt	-	(101,080)	-	100%
Net Loss	$(1,146,710)	$(20,919,998)	$(19,773,28)	94.5

* Over a 200% increase/decrease

Revenues

For the 9-month period ending September 30, 2017, we recognized total revenue of $131,292 compared to $218,786 of revenue for the 9-month period ending September 30, 2016, representing a decrease of $87,494 or 40.0%. For the 9-month period ending September 30, 2017, digital marketing revenue was $48,892 compared to $160,228 for the 9-month period ending September 30, 2016, representing a decrease of $111,336. For the 9-month period ending September 30, 2017, advertising revenue was $0 compared to $58,558 for the 9-month period ending September 30, 2016, representing a decrease of $58,558. We also had $82,400 of related party licensing revenue for the 9-months ended September 30, 2017. We saw a decrease in both our digital marketing and advertising revenue due to eliminating our sales and marketing staff.

Cost of Revenue

Cost of revenue was $6,560 for the 9-month period ending September 30, 2017 compared to $20,317 for the 9-month period ending September 30, 2016, representing a decrease of $13,757 or 67.7%. The $13,757 decrease is primarily attributable to terminating our advertising sales during FY 2016.

Operating Expenses

Compensation expense decreased $48,736 or 48.6% to $51,517 for the 9-month period ending September 30, 2017 from $100,253 for the 9-month period ending September 30, 2016. $51,517 decrease is primarily attributable to eliminating our sales and marketing staff and expenses related thereto.

Consulting expense increased by $50,000, or 31.2%, to $210,000 for the 9-month period ending September 30, 2017 from $160,000 for the 9-month period ending September 30, 2016. During the current period, we granted 1,750,000 shares of common stock for consulting services for total non-cash expense of $210,000.

Professional fees decreased by $93,547, or 57.5% to $68,913 for the 9-month period ending September 30, 2017 from $162,460 for the 9-month period ending September 30, 2016. During the current period, we granted 500,000 shares of common stock for legal services for total non-cash expense of $66,500. Professional fees consist mostly of costs for accounting, audit and legal services. The $93,547 decrease is attributable to lower non-cash expense associated with stock for services.

During the 9-month period ending September 30, 2017, we recognized $863,000 of non-cash stock-based compensation expense for warrants that became exercisable during the period. There was no such expense in the prior period.

During the 9-month period ending September 30, 2016, we issued 132,893,334 shares of common stock regarding: (a) termination of the receivership; and (b) the reverse merger (See Note 1 to the 2016 year-end financial statements). The shares were valued on the date of grant for total non-cash expense of $19,934,000. There were no such stock issuances during the 9-month period ending September 30, 2017.

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General and administrative expense decreased by $582,662, or 88.1% to $78,012 for the 9-month period ending September 30, 2017 from $660,674 for the 9-month period ending September 30, 2016. The $582,662 decrease is primarily attributable to stock issued for services in the prior period. For the 9-months ended September 30, 2016, we granted 2,500,000 shares of common stock for total non-cash expense of $400,000.

Net Loss

Our net loss for the for the 9-month period ending September 30, 2017 was $1,146,710 compared to $20,919,998 for the 9-month period ending September 30, 2016. The decrease in net loss is a direct result of the stock issued for services as well as a loss on conversion of debt of $101,080 in the prior period.

Liquidity and Capital Resources

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For the 9-month period ending September 30, 2017, net cash flows used in operating activities was $7,289 compared to $80,142 for the 9-month period ending September 30, 2016.

Cash Flows from Financing Activities

For the 9-month period ending September 30, 2017, cash flows from financing activities was $0. For the 9-month period ending September 30, 2017, we received $71,926 of cash in financing activities which included $46,926 from related party loans and $25,000 from the sale of common stock.

Capital Resources

As of September 30, 2017, and March 1st, 2018, we had cash on hand of $22 and $30,250, respectively. We currently have no external sources of liquidity such as arrangements with credit institutions or a financing or other arrangement that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. We are dependent on the sale of our securities to fund our operations and will remain so until we generate sufficient revenues to pay for our operating costs.

Required Capital Over the Next Fiscal Year

Going forward, our cash needs over the next 12 months from March 1st, 2018 include the following estimated expenditures:

Rent -	$2,500
Legal and Accounting and OTC Relate Expenses	$10,000
Technology, hosting, maintenance, and office expenses	$1,700
Payroll and Taxes	$3,200

Based on our current cash position of $40,250 as of March 5, 2018, we will be able to conduct our operations for only 2 months. We plan on meeting our cash needs, including SEC reporting costs, by the existing monthly revenue from one of our two licensees, Sports Social Network, Inc.

We do have sufficient capital to become cash-flow positive from operations. We expect to need to raise at least $2,000,000 over the next 12 months to fund our expansion plans.

We depend upon our ability, and will continue to attempt, to secure equity and/or debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all. Our management has determined that there is substantial doubt about our ability to continue as a going concern within one year after the condensed consolidated financial statements are issued.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CORPORATE GOVERNANCE

Board of Directors

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified. We reimburse all directors for their expenses in connection with their activities as our directors.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have determined that it is in our best interests and its shareholders to combine these roles. Due to the small size and our early development stage, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The board of directors focuses on the most significant risks facing our general risk management strategy, and us and ensures that risks undertaken by us are consistent with the board’s appetite for risk. While the board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

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Directors and Executive Officers and Corporate Governance.

The following information sets forth the names of our officers and directors, their present positions, and some brief information about their background.

Name	Age	Position(s)	Director Since
Ken Tapp	47	Chief Executive Officer/Chief Technology Officer/Director	June 2016
Andrew Rodosevich	31	Chief Financial Officer/Director	June 2016
D. Scott Karnedy	56	Chief Operating Officer	N/A

Background of Officers and Directors

Ken Shawn Tapp has served as our Chief Executive Officer/Chief Technology Officer/Director since June 6, 2016. In addition to his responsibilities as our Chief Executive Officer, Ken Tapp oversees the ongoing development, data architecture and cloud security of our social networks through the use of Independent Contractors. Ken Tapp has served as an officer of Internet companies since 1999, including as: (a) from January 2013 to June 2016, as the Chief Operating Officer of Life Marketing, Inc., the forerunner of the then private company, Social Life Network, Inc; (b) the Chief Executive Officer/Chief Technology Officer of Cherry Creek Internet Group, an Internet marketing company; (c) as the Chief Executive Officer/Chief Technology Officer of CCMG, an advertising company from September of 1999 to August of 2009; (d) as the Chief Technology Officer of CCMG from January of 2003 to December of 2007; and (d) as the Chief Technology Officer of BRIMS-RES Australia, Pty Ltd., a SaaS company, from September of 2009 to August of 2011. Ken Tapp was the Vice President of Move.com, the parent company of Realtor.com, from January 1996 through their IPO in August 1999.

Andrew Rodosevich has served as our Chief Financial Officer/Director since June 6, 2016. From January 2013 to June 2016, he was the Chief Financial Officer of Life Marketing, Inc., the forerunner of the then private company, Social Life Network, Inc. Andrew Rodosevich was the Chief Executive Officer and founder of Elevated Medical, a licensed medical cannabis dispensary company in Colorado, from October 2009 to January of 2011.

D. Scott Karnedy has served as our Chief Operating Officer since October 12, 2016. D. Scott Karnedy has served as an officer or Vice President of sales and marketing for digital media and Internet companies since 1998, including: (a) as Vice President of Sales of AOL from June of 2001 to December of 2003; (b), as Senior Vice President of Sales and Marketing of SiriusXM, from September of 2003 to October of 2008; (c) as Chief Revenue Officer of Technicolor, a Digital Film company from November of 2008 to February of 2012; (c) as Chief Revenue Officer of Indiewire Snag Films, a film production company, from February of 2012 to August of 2014; and (d), as Senior Vice President of Global Sales of Myspace from January of 2014 to August of 2014. D. Scott Karnedy has served as the founder and Chief Executive Officer of Valhalla Advisors, a Revenue Acceleration Company consultant for digital media companies from October of 2014 to October of 2017.

Code of Ethics

Our Code of Ethics is filed as Exhibit 14 hereto and is posted on our website at: social-life-network.com.

Family Relationships

There are no family relationships among our directors and/or our officers.

Meetings of our Board of Directors

We have had 1 meeting of our Board of Directors during 2017. Other corporate actions were taken by unanimous Board consent.

Terms of Office

Our directors are appointed for one-year terms to hold office until the next annual general meeting of the holders of our Common Stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our Board of Directors or terminated pursuant to their employment agreements.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Equity Compensation Plans

We have issued stock to our Chief Operating Officer and Chief Financial Officer and for services rendered to us. Additionally, we have issued warrants to independent consultants. We may grant stock options to executive employees and directors and certain vendors in lieu of cash payment after the registration of shares is effective. However, such plans have not yet been established. There are no other securities authorized for issuance under equity compensation plans at this time.

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CORPORATE GOVERNANCE

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Director Independence

Our Board of Directors is currently composed of two members, Ken Tapp and Andrew R Rodosevich, none of which qualify as independent directors. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Had our Board of Directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to our management and us.

Audit, Nominating and Compensation Committee

We currently do not have audit, nominating or compensation committees nor do we have a written nominating, compensation or audit committee charter. Our Board of Directors will review audit, nominating and compensation matters.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company’s internal accounting controls, practices and policies.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a) (14) of the FINRA Rules.

We believe that our Director(s) can analyze and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our Directors do not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted at this time.

Policy Regarding Transactions with Related Persons

We do not have a formal, written policy for the review, approval or ratification of transactions between us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person that are required to be disclosed under Item 404(a) of Regulation S-K. However, our policy is that any activities, investments or associations of a director or officer that create, or would appear to create, a conflict between the personal interests of such person and our interests must be assessed by our Chief Executive Officer and must be at arms’ length.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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4.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

6.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our corporate governance develops to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. Our Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers for the fiscal year of 2017 and 2016. No other executive officers or directors received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Ken Tapp	2017 (1)	$0	0	0	0	0	0	0	0
CEO	2016*	$0	0	0	0	0	0	0	0

Andrew Rodosevich	2017 (1)	$0	0	0	0	0	0	0	0
CFO	2016*	$0	0	0	0	0	0	0	0

D. Scott Karnedy,	2017	$0	0	0	0	0	0	0	0
COO (1) (2)	2016			$25,000					$25,000

(1)	None of our officers have received a monetary salary.
(2)	We granted D. Scott Karnedy 500,000 shares for his services as our Chief Operating Officer.

Employment Contracts, Termination of Employment

We have no employment contracts with our Chief Executive Officer or Chief Financial Officer. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

Compensation of Directors

We have not compensated our Directors.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information as of March 5, 2018, with respect to the beneficial ownership of the Company’s Common Stock by: (i) all persons known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock, (ii) each director and Named Executive Officer, and (iii) by all executive officers and directors as a group.

Name	No. of Shares of Common Stock	Percent of Class (1)(2)
Beneficial Owners over 5%
Somerset Private Fund, Ltd (4)	13,320,000	13. 35

Executive Officers/Directors (3)
Ken Tapp, CEO (5)	59,736,667	59.91
Andrew Rodosevich, CFO (6)	14,736,667	14.78
D. Scott Karnedy, COO	500,000	0.005

Total - All 5% owners and Executive Officers	88,293,334	88.55

1.	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.
2.	Based on 99,703,335 issued and outstanding shares of common stock.
3.	The address for our Executive Officers/Directors is 8100 East Union Ave., Suite 1809, Denver, Colorado 80237 and the telephone number is (855) 933-3277.
4.	Somerset Private Fund, Ltd. (“Somerset”) is registered in the state of Colorado. There are 6 limited partners of Somerset. Robert Stevens is the President of Somerset and holds a 90% interest in Somerset. Somerset’s Board of Directors has sole dispositive and transfer power over the shares.
5.	Ken Tapp has indirect beneficial ownership of 59,736,667 shares through LVC Consulting, LLC, a Colorado Limited Liability Company, of which he is the sole member and Managing Member. Ken Tapp has sole dispositive and transfer power over the shares.
6.	Andrew Rodosevich has direct beneficial ownership interest of 5,000,000 shares and indirect beneficial ownership of 9,736,667 through Rodosevich Investments, LLC, a Colorado Limited Liability Company, of which he is the sole member and Managing Member. Andrew Rodosevich has sole dispositive and transfer power over the shares.

Outstanding Equity Awards at Fiscal Year-End December 31, 2017 And December 31, 2016

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ken Tapp	0	0	0	0	0	0	0	0	0

Andrew Rodosevich	0	0	0	0	0	0	0	0	0

D. Scott Karnedy	0	0	0	0	0	0	0	0	0

38

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related Parties

We have software license agreements with Real Estate Social Network, Inc. and Sports Social Network, which provides that our licensees pay us a license fee of $125,000 for a period of two years and thereafter receive a 20% percentage of profits. Our Chief Executive Office, Ken Tapp owns 59.6% of our outstanding shares and is also the Chief Technology Officer of Real Estate Social Network and Sports Social Network and owns approximately 40% each of those entities through LVC Consulting, LLC, of which he is the only member. Our Chief Financial Officer, Andrew Rodosevich, owns 14.7% of our outstanding shares and is a Managing Member of Real Estate Social Network and Sports Social Network and owns approximately 10% of those entities through Rodosevich Investments, LLC, of which Andrew Rodosevich is the sole member. During the 9 months ending September 30, 2017, $90,000 constituting 68% of our revenues was derived from license fees we received from Real Estate Social Network and Sports Social Network, which revenues are related party revenues.

Pricing for the license agreements were negotiated with the Chief Executive Officers of Real Estate Social Network and Sports Social Network using a "Royalty Flex-Rate" method per network end-user.  Neither one of our officers represented or had any participation in representing Real Estate Social Network or Sports Social Network in our negotiations involving the license agreements. Ken Tapp, our Chief Executive Officer, represented us in these negotiations.

This type of licensing is the standard when licensing intellectual property per users.  The rates were determined by existing users in the Sports Social Network, and future predicted users in the Real Estate Social Network.  We researched competing Social Network licensing platforms for pricing and features, and determined that the most similar to our Network Platform was SocialShared.com (https://www.socialshared.com/plans.html), which currently provides the United States Tennis Association with their own social network (Setteo.com) for $2.25 per month per end-user, a competitor to the Sports Social Network, Inc. website, RacketStar.com

Our related party revenue for the 9 months ending September 30, 2017 was $90,000.

On June 6, 2016, we issued 59,736,667 restricted common stock shares to LVC Consulting, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of LVC Consulting is our Chief Executive Officer, Ken Tapp.

On June 6, 2016, we issued 59,736,667 restricted common stock shares to Rodosevich Investments, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of Rodosevich Investments is our Chief Financial Officer, Andrew Rodosevich.

On July 18, 2016, we executed a Note Payable with Andy Rodosevich, the Company’s CFO, for $26,400 to pay for public company expenses. The note is unsecured, non-interest bearing and due December 31, 2019.

On September 1, 2016, we executed a Note Payable with Like RE, Inc. for $53,000. Ken Tapp, our Chief Executive Officer also an officer with Like RE, Inc. The note is unsecured, non-interest bearing and due December 31, 2018.

39

Apart from the above transactions, none of our Officers or Directors has any direct or indirect material interest in any transaction to which we are a party during the past two years, or in any proposed transaction to which we are proposed to be a party. Additionally, apart from the above transactions in so far as our Chief Executive Officer founding and organizing our business and therefore deemed a promoter, there are no other promoters.

Given our small size, we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

LEGAL MATTERS

The validity of the issuance of the common stock hereby will be passed upon for us by Frederick M. Lehrer, P. A. Frederick M. Lehrer, principal of the firm, owns 500,000 shares of our common stock, none of which are being registered on this S-1.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act in connection with this offering of our Common Stock by our Selling Security Holders. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to our Common Stock, and us we refer you to the Registration Statement, including the exhibits and the financial statements and notes filed as a part of the Registration Statement. We have included herein the material terms of material agreements and documents attached hereto as exhibits. Nonetheless, statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, please see the copy of the contract or document that has been filed. Each statement in this Prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the Registration Statement should be referenced for the complete contents of these contracts and documents. A copy of the Registration Statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

REPORTS TO SHAREHOLDERS

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our securities can no longer be quoted on the OTCQB. There is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC, even though we are no longer required to do so under Section 15(d), and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus, the filing of a Form 8-A in such event makes our securities continue to be able to be quoted on the OTCQB. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million; however, we voluntarily intend to do so if we are no longer obligated to file reports under Section 15(d). For further information, pertaining to our common stock, and us we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our independent registered public accountant.

40

SOCIAL LIFE NETWORK, INC.

F-1

SOCIAL LIFE NETWORK, INC.

CONDENSED BALANCE SHEETS

	September 30, 2017	December 31, 2016
ASSETS	(unaudited)
Current Assets:
Cash	$22	$7,311
Accounts receivable	4,179	9,274

Total Assets	$4,201	$16,585

LIABILITIES AND STOCKHOLERS’ EQUITY (DEFICIT)
Current Liabilities:
Other payables and accruals	$47,730	$52,904
Total Current Liabilities	47,730	52,904
Loans payable – related party	79,400	79,400
Employee payable	5,000	5,000
Total Liabilities	132,130	137,304

Stockholders’ Equity (Deficit):
Common Stock par value $0.001 500,000,000 shares authorized, 139,893,976 and 420,642 shares issued, respectively	139,894	137,644
Additional paid in capital	21,855,686	20,718,436
Common stock to be issued	4,000	4,000
Accumulated deficit	(22,127,509)	(20,980,799)
Total Stockholders’ Equity (Deficit)	(127,929)	(120,719)
Total Liabilities and Stockholders’ Equity (Deficit)	$4,201	$16,585

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

SOCIAL LIFE NETWORK, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Digital Marketing	$11,064	$42,042	$48,892	$160,228
Advertising	-	338	-	58,558
Licensing revenue – related party	-	-	82,400	-
Total revenue	11,064	42,380	131,292	218,786
Costs of goods sold	1,433	1,661	6,560	20,317
Gross margin	9,631	40,719	124,732	198,469

Operating Expenses:
Compensation expense	13,754	24,912	51,517	100,253
Consulting – related party	210,000	10,000	210,000	160,000
Professional fees	67,178	650	68,913	162,460
Stock based compensation - warrants	155,000	-	863,000	-
Stock compensation - receivership	-		-	2,013,000
Stock compensation – receivership – related party	-		-	17,921,000
General and administrative	8,669	42,878	78,012	660,674
Total operating expenses	454,601	78,440	1,271,442	21,017,387

Loss from operations	(444,970)	(37,721)	(1,146,710)	(20,818,918)

Other expense
Loss on conversion of debt	-	-	-	(101,080)
Total other expense	-	-	-	(101,080)

Net Loss	$(444,970)	$(37,721)	$(1,146,710)	$(20,919,998)

Loss per Share, Basic & Diluted	$(0.00)	$(0.00)	$(0.01)	$(0.36)
Weighted Average Shares Outstanding	139,021,693	137,643,976	138,108,262	58,008,081

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

SOCIAL LIFE NETWORK, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Nine Months Ended September 30,
	2017	2016
Cash flow from operating activities:
Net Loss for the Year	$(1,146,710)	$(20,919,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,139,500	20,734,000
Loss on conversion of debt	-	101,080
Changes in operating assets and liabilities:
Accounts receivable	5,095	26,518
Accrued expenses	(5,174)	(21,742)
Net cash used operating activities	(7,289)	(80,142)

Cash flows used in investing activities:	-	-

Cash flows from (used in) financing activities:
Loans from related parties	-	46,926
Proceeds from the sale of common stock	-	25,000
Net cash provided by financing activities	-	71,926

Net decrease in cash	(7,289)	(8,216)
Cash at beginning of period	7,311	14,384
Cash at end of period	$22	$6,168
Supplemental Disclosures:
Cash paid during the year for:
Interest	$-	$-
Franchise and income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

SOCIAL LIFE NETWORK, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Social Life Network, Inc. (the “Company”) was incorporated in the State of California on August 30, 1985. as C J Industries. On February 24, 2004, the Company merged with Calvert Corporation, a Nevada Corporation, and its name was changed to Sew Cal Logo, Inc., and the domicile changed to Nevada.

The Company licenses its Social Life Network SaaS (Software as a Service) Internet Platform (hereafter referred to as the “Platform”) to niche industries for an annual license fee and/or a percentage of profits. The Platform is a cloud-based social network and E-Commerce system that can be accessed by a web browser or mobile application that allows end-users to socially connect with one another and their customers to market and advertise their products and services. The Platform can be customized to suit virtually any international niche industry or sub-culture, such as hunting and fishing, tennis, real estate professionals, health and fitness, and charity causes.

The Company also owns cannabis/hemp related websites from which it generates advertising revenue.

In June 2014, the Company was placed into receivership in Nevada’s 8th Judicial District (White Tiger Partners, LLC et al v. Sew Cal Logo, Inc.et al, Case No A-14-697251-C) (Dept. No.: XIII).

On January 29, 2016, the Company, as the seller (the “Seller”), completed a business combination/merger agreement (the “Agreement”) with the buyer, Life Marketing, Inc., a Colorado corporation (the “Buyer”), its subsidiaries and holdings and all of the Buyer’s securities holders.  We acted through Robert Stevens, the court-appointed receiver and White Tiger Partners, LLC, our judgment creditor.  The Agreement provided that the then current owners of the private company, Life Marketing, Inc., become the majority shareholders pursuant to which an aggregate of 119,473,334 restricted common stock shares were issued to our officers, composed of 59,736,667 shares each to our Chief Executive Officer, Ken Tapp and Andrew Rodosevich, our Chief Financial Officer. The agreement further provides that:

1)	The Company cancelled all previously created preferred class of stock;

2)	The Company delivered our newly issued, restricted common stock shares equivalent to approximately 89.5% of our outstanding shares as a control block in exchange for 100% of the Buyer’s outstanding shares;

3)	The court appointed receiver, Robert Stevens, sold to the Buyer its judgment and the Seller agreed to pay him $30,000 and the equivalent of 9.99% of the outstanding stock post-merger of the newly issued unregistered exempt shares.

4)	The Company’s then officers and directors were terminated and Ken Tapp and Andrew Rodosevich become the Company’s Chief Executive Officer/Director and Chief Financial Officer/Director, respectively;

5)	The Company effected a 5,000 to 1 reverse stock split effective as of April 11, 2016, with each shareholder retaining a minimum of 100 shares;

6)	The Company changed its name from Sew Cal Logo, Inc. to WeedLife, Inc., and later to Social Life Network, Inc. effective in Nevada as of April 11, 2016;

7)	The Company changed its stock symbol from SEWC to WDLF;

8)	The Company decreased its authorized common stock shares from 2,000,000,000 shares to 500,000,000 shares, which was effective with the Nevada Secretary of State on March 17, 2016.

On June 6, 2016, the Court in the receivership matter issued an order pursuant to Section 3(a) (10) of the Securities Act of 1933, as amended (the “Securities Act”), ratifying the above actions. The receiver was discharged on June 7, 2016.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending December 31, 2017. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes included in the Company’s audited financial statements for the year ended December 31, 2016.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

F-5

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value when considered necessary. Any allowance for uncollectible amounts is evaluated quarterly.

Revenue recognition

The Company follows paragraph 605-15-25 of the FASB Accounting Standards Codification for revenue recognition when the right of return exists. The Company will recognize revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) The seller’s price to the buyer is substantially fixed or determinable at the date of sale; (ii) The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product. If the buyer does not pay at the time of sale and the buyer’s obligation to pay is contractually or implicitly excused until the buyer resells the product, then this condition is not met. (iii) The buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product; (iv) The buyer acquiring the product for resale has economic substance apart from that provided by the seller. This condition relates primarily to buyers that exist on paper, that is, buyers that have little or no physical facilities or employees. It prevents entities from recognizing sales revenue on transactions with parties that the sellers have established primarily for the purpose of recognizing such sales revenue; (v) The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and (vi) The amount of future returns can be reasonably estimated.

The Company generates revenues through three primary sources: 1) licensing agreements from which the Company receives an annual license fee or a percentage of net profits; 2) online advertising with priced based on the CPC (cost per click) and CPM (cost per 1000 ad impressions); and 3) premium monthly digital marketing subscriptions which provide business director and online review management for monthly subscriptions.

Recently issued accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The Company’s unaudited financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities and commitments in the normal course of business for the foreseeable future. The Company has an accumulated deficit of ($22,127,509) at September 30, 2017, had a net loss of ($1,146,710), and used net cash of $7,289 in operating activities for the nine months ended September 30, 2017. The net loss consists of $1,139,500 of non-cash stock-based compensation expense. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon it generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While the Company believes that it will be successful in obtaining the necessary financing and generating revenue to fund its operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that the Company will succeed in its future operations.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has software license agreements with Real Estate Social Network, Inc. and Sports Social Network. With the Real Estate Social Work license agreement, the Company will receive 20% of the net profits from all monthly subscriptions and online ad sales from the licensee (Real Estate Social Network), paid annually, on the 31st day of January for the preceding year. Due to the related party nature of this agreement, revenue will only be recognized when received. The Company received $25,000 and $0 for the nine months ended September 30, 2016 and 2015, respectively from Real Estate Social Network, Inc. With the Sports Social Life Network license agreement, the Company will receive $125,000 annually for the first two years of this agreement, and thereafter will receive 20% of the net profits from all monthly subscriptions and online ad sales from the licensee, paid annually, on the 31st day of January for the preceding year. Early payment or installment payments on a monthly or quarterly basis are allowed for both license agreements. Due to the related party nature of this agreement revenue will only be recognized when received. The Company received $57,400 and $0 for the nine months ended September 30, 2016 and 2015, respectively from Sports Social Network. The Company’s Chief Executive Office, Ken Tapp owns 59.6% of the Company’s outstanding shares and is also the Chief Technology Officer of Real Estate Social Network and Sports Social Network and owns approximately 40% each of those entities through LVC Consulting, LLC, of which he is the only member. The Company’s Chief Financial Officer, Andrew Rodosevich, owns 14.7% of our outstanding shares and is a Managing Member of Real Estate Social Network and Sports Social Network and owns approximately 10% of those entities through Rodosevich Investments, LLC, of which Andrew Rodosevich is the sole member.

F-6

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to LVC Consulting, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of LVC Consulting is the Company’s Chief Executive Officer, Ken Tapp.

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to Rodosevich Investments, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of Rodosevich Investments is the Company’s Chief Financial Officer, Andrew Rodosevich.

On July 18, 2016, the Company executed a Note Payable with Andy Rodosevich, the Company’s CFO, for $26,400 to pay for public company expenses. The note is unsecured, non-interest bearing and due December 31, 2019.

On September 1, 2016, the Company executed a Note Payable with Like RE, Inc. for $53,000. Ken Tapp, our Chief Executive Officer is also an officer with Like RE, Inc. The note is unsecured, non-interest bearing and due December 31, 2018.

NOTE 5 – STOCK WARRANTS

During the nine months ended September 30, 2017, and the year ended December 31, 2016, the Company granted 9,900,020 and 6,400,000 warrants, respectively to various third parties for services. Each warrant entitles the holder to one common stock share at an exercise price of five cents. The term of the warrants is 5 years from the initial exercise date. The warrants will be expensed as they become exercisable beginning January 1, 2017 through September 1, 2019. During the nine months ended September 30, 2017, 4,300,000 of the warrants vested. The aggregate fair value of the warrants totaled $863,000 based on the Black-Scholes-Merton pricing model using the following estimates: exercise price of $0.05, stock prices ranging from $0.07 to $0.38, risk free rates ranging from 1.15% - 2.06%, volatility ranging from 481% to 502%, and expected life of the warrants of five years.

A summary of the status of the Company’s outstanding stock warrants and changes during the periods is presented below:

	Shares available to purchase with warrants	Weighted Average Price	Weighted Average Fair Value

Outstanding, December 31, 2016	6,400,000	$.05	$0.17

Issued	9,900,020	$.05	$-
Exercised	-	$-	$-
Forfeited	-	$-	$-
Expired	-	$-	$-
Outstanding, September 30, 2017	16,300,020	$0.05	$-

Exercisable, September 30, 2017	4,300,000	$-	$0.02

Range of Exercise Prices	Number Outstanding 9/30/2017	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.05	16,300,020	4.80 years	$0.05

F-7

NOTE 6 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company effected a 5,000 to 1 reverse stock split effective as of April 11, 2016, with each shareholder retaining a minimum of 100 shares. All shares throughout these financial statements have been retroactively adjusted to reflect the reverse.

On June 6, 2016, the Company issued 13,420,000 restricted common stock shares to Somerset Private Fund, Ltd. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $2,013,000.

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to LVC Consulting, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of LVC Consulting is the Company’s Chief Executive Officer, Ken Tapp.

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to Rodosevich Investments, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of Rodosevich Investments is the Company’s Chief Financial Officer, Andrew Rodosevich.

On June 10, 2016, the Company issued 1,000,000 restricted common stock shares to Michael Fuller in connection with his Search Optimization and Content Monitoring Services as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000. As of September 30, 2017, the shares have not yet been issued by the transfer agent so the shares have been credited to the common stock to be issued account.

On June 10, 2016, the Company issued 500,000 restricted common stock shares to Bruce Kennedy in connection with his News Monitoring and Article Publishing Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $80,000. As of September 30, 2017, the shares have not yet been issued by the transfer agent so have been credited to the common stock to be issued account.

On June 10, 2016, the Company issued 1,000,000 restricted common stock shares to Trang Pham in connection with her Accounting Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000. As of September 30, 2017, the shares have not yet been issued by the transfer agent so have been credited to the common stock to be issued account.

On June 10, 2016, the Company issued 1,000,000 restricted common stock shares to Lonnie Klaess in connection with her Secretarial and Office Management Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000. As of September 30, 2017, the shares have not yet been issued by the transfer agent so have been credited to the common stock to be issued account.

On June 24, 2016, the Company issued 532,000 restricted common stock shares to Foxy Consulting, LLC, resulting from Foxy Consulting converting a receivership certificate in the amount of $26,600. The shares are valued at $0.11, the closing stock price on the date of grant, for a loss on conversion of debt of $31,920.

On June 24, 2016, the Company issued 266,000 restricted common stock shares to Justin Dinkel resulting from Justin Dinkel converting a receivership certificate in the amount of $13,300. The shares are valued at $0.11, the closing stock price on the date of grant, for a loss on conversion of debt of $15,960.

On June 24, 2016, the Company issued 266,000 restricted common stock shares to Robert P. Jacobsen resulting from Robert P. Jacobsen converting a receivership certificate in the amount of $13,300. The shares are valued at $0.11, the closing stock price on the date of grant, for a loss on conversion of debt of $37,240.

On June 30, 2016, the Company issued 266,000 restricted common stock shares to Kevin Larson Presents, LLC, resulting from Kevin Larson Presents converting a receivership certificate in the amount of $13,300. The shares are valued at $0.19, the closing stock price on the date of grant, for a loss on conversion of debt of $15,960.

F-8

On August 1, 2016, the Company issued 3,000,000 restricted common stock shares to Emerging Markets Consulting, LLC in connection with Emerging Markets’ corporate information services. The shares are valued at $0.08, the closing stock price on the date of grant, for total non-cash expense of $240,000.

On August 2, 2017, the Company issued 1,750,000 restricted common stock shares to Emerging Markets Consulting, LLC in connection with Emerging Markets’ corporate information services. The shares are valued at $0.12, the closing stock price on the date of grant, for total non-cash expense of $210,000.

On August 14, 2017, the Company issued 500,000 restricted common stock shares to Frederick M. Lehrer in connection with his services as the Company’s corporate/securities counsel. The shares are valued at $0.13, the closing stock price on the date of grant, for total non-cash expense of $66,500.

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statements were available to be issued, and has determined that no material subsequent events exist other than the following:

On October 1, 2017, the Company issued 500,000 restricted common stock shares to D. Scott Karnedy in connection with his services as our Chief Operating Officer. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $75,000.

From October 11 to December 13, 2017, the Company entered into subscription agreements with 30 accredited investors. We offered common stock shares to the accredited investors at $0.15 per share. The Company issued a total of 1,730,001 shares for total gross proceeds of $259,500.

On December 7, 2017, the Company cancelled 50,000,000 shares held by Rodosevich Investments, LLC, and returned said shares to our treasury.

On December 20, 2017, the Company increased its authorized capital to 700,000,000 shares, par value, $0.001, consisting of 500,000,000 Common shares, 100,000,000 Preferred Shares, and 100,000,000 Class B Common Shares. The rights of the Preferred Shares and Class B Common Shares have not yet been established.

NOTE 8 – CONCENTRATION OF REVENUE

During the 9 months ending September 30, 2017, $90,000 constituting 68% of the Company’s revenues was derived from license fees we received from Real Estate Social Network and Sports Social Network, which revenues are related party revenues (See Note 4)

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Social Life Network, Inc.:

We have audited the accompanying balance sheets of Social Life Network, Inc. (“the Company”) as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Social Life Network, Inc., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC
BF Borgers CPA PC Lakewood, CO January 25, 2018

F-10

SOCIAL LIFE NETWORK, INC.

BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$7,311	$14,384
Accounts receivable	9,274	37,702
Total Assets	$16,585	$52,086

LIABILITIES AND STOCKHOLERS’ EQUITY (DEFICIT)
Current Liabilities:
Other payables and accruals	$52,904	$73,737
Total Current Liabilities	52,904	73,737
Loans payable – related party	79,400	2,475
Employee payable	5,000	-
Total Liabilities	137,304	76,211

Stockholders’ Equity (Deficit):
Preferred Stock par value $0.001; 0 and 12,000,000 shares authorized, 0 and 12,000,000 shares issued, respectively	-	12,000
Common Stock par value $0.001 500,000,000 shares authorized, 137,643,976 and 420,642 shares issued, respectively	137,644	421
Additional paid in capital	20,718,436	7,351,257
Common stock to be issued	4,000	-
Accumulated deficit	(20,980,799)	(7,387,803)
Total Stockholders’ Equity (Deficit)	(120,719)	(24,125)
Total Liabilities and Stockholders’ Equity (Deficit)	$16,585	$52,086

The accompanying notes are an integral part of these financial statements.

F-11

SOCIAL LIFE NETWORK, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2016	2015
Revenues:
Digital Marketing	$182,737	$230,690
Advertising	62,158	607,916
Total revenue	244,895	838,606
Costs of goods sold	22,471	301,104
Gross margin	222,424	537,502

Operating Expenses:
Compensation expense	119,122	153,506
Consulting - related party	272,000	109,370
Professional fees	163,579	3,261
Stock compensation - receivership	2,013,000	-
Stock compensation – receivership - related party	17,921,000	-
General and administrative	589,317	304,186
Total operating expenses	21,078,018	570,323

Loss from operations	(20,855,594)	(32,821)

Other expense
Loss on conversion of debt	(101,080)	-
Total other expense	(101,080)	-

Net Loss	$(20,956,674)	$(32,821)

Loss per Share, Basic & Diluted	$(0.27)	$(0.08)
Weighted Average Shares Outstanding	78,080,690	420,642

The accompanying notes are an integral part of these financial statements.

F-12

SOCIAL LIFE NETWORK, INC.

STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid in	Common Stock to be	Accumulated
	Shares	Amount	Shares	Amount	Capital	Issued	Deficit	Total
Balance, December 31, 2014	12,000,000	$12,000	420,642	$421	$7,351,257	-	$(7,354,982)	$8,696
Net Loss for the year ended December 31, 2015	-	-	-	-	-	-	(32,821)	(32,821)
Balance, December 31, 2015	12,000,000	12,000	420,642	421	7,351,257	-	(7,387,803)	(24,125)
Reverse Merger	(12,000,000)	(12,000)	-	-	(7,418,178)	-	7,363,678	(66,500)
Common stock issued for receivership	-	-	132,893,334	132,893	19,801,107	-	-	19,934,000
Common stock issued for debt	-	-	1,330,000	1,330	166,250	-	-	167,580
Common stock issued for services	-	-	3,000,000	3,000	237,000	560,000	-	800,000
Common stock sold for cash	-	-	-	-	-	25,000	-	25,000
Net Loss for the year ended December 31, 2016	-	-	-	-	-	-	(20,956,674)	(20,956,674)
Balance, December 31, 2016	-	$-	137,643,976	$137,644	$20,137,436	585,000	$(20,980,799)	$(120,719)

The accompanying notes are an integral part of these financial statements.

F-13

SOCIAL LIFE NETWORK, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015
Cash flow from operating activities:
Net Loss for the Year	$(20,956,674)	$(32,821)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	20,734,000	-
Loss on conversion of debt	101,080	-
Changes in operating assets and liabilities:
Accounts receivable	28,428	(7,223)
Accrued expenses	(20,833)	35,223
Net cash used operating activities	(113,999)	(4,821)

Cash flows used in investing activities:	-	-

Cash flows from (used in) financing activities:
Loans from related parties	81,926	(1,843)
Proceeds from the sale of common stock	25,000	-
Net cash provided (used) by financing activities	106,926	(1,843)

Net decrease in cash	(7,073)	(6,664)
Cash at beginning of year	14,384	21,048
Cash at end of year	$7,311	$14,384
Supplemental Disclosures:
Cash paid during the year for:
Interest	$-	$-
Franchise and income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-14

SOCIAL LIFE NETWORK, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Social Life Network, Inc. (the “Company”) was incorporated in the State of California on August 30, 1985. as C J Industries.  On February 24, 2004, the Company merged with Calvert Corporation, a Nevada Corporation, and its name was changed to Sew Cal Logo, Inc., and the domicile changed to Nevada.

The Company licenses its Social Life Network SaaS (Software as a Service) Internet Platform (hereafter referred to as the “Platform”) to niche industries for an annual license fee and/or a percentage of profits. The Platform is a cloud-based social network and E-Commerce system that can be accessed by a web browser or mobile application that allows end-users to socially connect with one another and their customers to market and advertise their products and services. The Platform can be customized to suit virtually any international niche industry or sub-culture, such as hunting and fishing, tennis, real estate professionals, health and fitness, and charity causes.

The Company also owns cannabis/hemp related websites from which it generates advertising revenue.

In June 2014, the Company was placed into receivership in Nevada’s 8th Judicial District (White Tiger Partners, LLC et al v. Sew Cal Logo, Inc.et al, Case No A-14-697251-C) (Dept. No.: XIII).

On January 29, 2016, the Company, as the seller (the “Seller”), completed a business combination/merger agreement (the “Agreement”) with the buyer, Life Marketing, Inc., a Colorado corporation (the “Buyer”), its subsidiaries and holdings and all of the Buyer’s securities holders.  We acted through Robert Stevens, the court-appointed receiver and White Tiger Partners, LLC, our judgment creditor.  The Agreement provided that the then current owners of the private company, Life Marketing, Inc., become the majority shareholders pursuant to which an aggregate of 119,473,334 restricted common stock shares were issued to our officers, composed of 59,736,667 shares each to our Chief Executive Officer, Ken Tapp, and Andrew Rodosevich, our Chief Financial Officer. The agreement further provides that:

1)       The Company cancelled all previously created preferred class of stock;

2)       The Company delivered our newly issued, restricted common stock shares equivalent to approximately 89.5% of our outstanding shares as a control block in exchange for 100% of the Buyer’s outstanding shares;

3)       The court appointed receiver, Robert Stevens, sold to the Buyer its judgment and the Seller agreed to pay him $30,000 and the equivalent of 9.99% of the outstanding stock post-merger of the newly issued unregistered exempt shares.

4)       The Company’s then officers and directors were terminated and Ken Tapp and Andrew Rodosevich become the Company’s Chief Executive Officer/Director and Chief Financial Officer/Director, respectively;

5)       The Company effected a 5,000 to 1 reverse stock split effective as of April 11, 2016, with each shareholder retaining a minimum of 100 shares;

6)       The Company changed its name from Sew Cal Logo, Inc. to WeedLife, Inc, and later to Social Life Network, Inc. effective in Nevada as of April 11, 2016;

7)       The Company changed its stock symbol from SEWC to WDLF;

8) The Company decreased its authorized common stock shares from 2,000,000,000 shares to 500,000,000 shares, which was effective with the Nevada Secretary of State on March 17, 2016.

On June 6, 2016, the Court in the receivership matter issued an order pursuant to Section 3(a) (10) of the Securities Act of 1933, as amended (the “Securities Act”), ratifying the above actions. The receiver was discharged on June 7, 2016.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

F-15

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitor our banking relationships and consequently have not experienced any losses in our accounts. The Company believes it is not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended December 31, 2016 or 2015.

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value when considered necessary. Any allowance for uncollectible amounts is evaluated quarterly.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3:	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2016.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis as of December 31, 2016 and 2015.

Revenue recognition

The Company follows paragraph 605-15-25 of the FASB Accounting Standards Codification for revenue recognition when the right of return exists. The Company will recognize revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) The seller’s price to the buyer is substantially fixed or determinable at the date of sale, (ii) The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product. If the buyer does not pay at time of sale and the buyer’s obligation to pay is contractually or implicitly excused until the buyer resells the product, then this condition is not met., (iii) The buyer’s obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product, (iv) The buyer acquiring the product for resale has economic substance apart from that provided by the seller. This condition relates primarily to buyers that exist on paper, that is, buyers that have little or no physical facilities or employees. It prevents entities from recognizing sales revenue on transactions with parties that the sellers have established primarily for the purpose of recognizing such sales revenue, (v) The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer, and (vi) The amount of future returns can be reasonably estimated.

The Company generates revenues through three primary sources: 1) licensing agreements from which the Company receives an annual license fee or a percentage of net profits; 2) online advertising with priced based on the CPC (cost per click) and CPM (cost per 1000 ad impressions); and 3) premium monthly digital marketing subscriptions which provide business director and online review management for monthly subscriptions.

F-16

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes.  Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based Compensation

The Company accounts for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.  The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2016 and 2015, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Recently issued accounting pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. The Company is in the process of evaluating the impact of this accounting standard update.

F-17

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance in ASU No. 2016-02 supersedes the lease recognition requirements in ASC 840, Leases (FAS 13). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on our financial statements.

In June 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force.” The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. The Company is currently evaluating the effects, if any, that the adoption of this guidance will have on the Company’s cash flows.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities and commitments in the normal course of business for the foreseeable future. The Company has an accumulated deficit of $20,980,799 at December 31, 2016, had a net loss of $20,956,674, and used net cash of $113,999 in operating activities for the year ended December 31, 2016. (the net loss and accumulated deficit consists of $20,734,000 of non-cash stock-based compensation expense.) These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon it generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While the Company believes that it will be successful in obtaining the necessary financing and generating revenue to fund its operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that the Company will succeed in its future operations.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has software license agreements with Real Estate Social Network, Inc. and Sports Social Network. With the Real Estate Social Work license agreement, the Company will receive 20% of the net profits from all monthly subscriptions and online ad sales from the licensee (Real Estate Social Network), paid annually, on the 31st day of January for the preceding year. Due to the related party nature of this agreement revenue will only be recognized when received. No revenue was recognized from Real Estate Social Network, Inc. for the years ended December 31, 2016 or 2015. With the Sports Social Life Network license agreement, the Company will receive $125,000 annually for the first two years of this agreement, and thereafter will receive 20% of the net profits from all monthly subscriptions and online ad sales from the licensee, paid annually, on the 31st day of January for the preceding year. Early payment or installment payments on a monthly or quarterly basis are allowed for both license agreements. Due to the related party nature of this agreement revenue will only be recognized when received. No revenue was recognized from Sports Social Network for the years ended December 31, 2016 or 2015. The Company’s Chief Executive Officer, Ken Tapp owns 59.6% of the Company’s outstanding shares and is also the Chief Technology Officer of Real Estate Social Network and Sports Social Network and owns approximately 40% each of those entities through LVC Consulting, LLC, of which he is the only member. The Company’s Chief Financial Officer, Andrew Rodosevich, owns 14.7% of the Company’s outstanding shares and is a Managing Member of Real Estate Social Network and Sports Social Network and owns approximately 10% of those entities through Rodosevich Investments, LLC, of which Andrew Rodosevich is the sole member.

On February 16, 2016, the Company executed a Note Payable with an employee for $5,000. The note is unsecured, non-interest bearing and due February 1, 2018.

F-18

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to LVC Consulting, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of LVC Consulting is the Company’s Chief Executive Officer, Ken Tapp.

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to Rodosevich Investments, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of Rodosevich Investments is the Company’s Chief Financial Officer, Andrew Rodosevich.

On July 18, 2016, the Company executed a Note Payable with Andy Rodosevich, the Company’s CFO, for $26,400 to pay for public company expenses. The note is unsecured, non-interest bearing and due December 31, 2019.

On September 1, 2016, the Company executed a Note Payable with Like RE, Inc. for $53,000. Ken Tapp, our Chief Executive Officer also an officer with Like RE, Inc. The note is unsecured, non-interest bearing and due December 31, 2018.

NOTE 5 – STOCK WARRANTS

During the year ended December 31, 2016. The Company granted a total of 6,400,000 warrants to various third parties for services. Each warrant entitles the holder to one common stock share at an exercise price of five cents. The term of the warrants is 5 years from the initial exercise date. The warrants will be expensed as they become exercisable beginning January 1, 2017 through September 1, 2019.

A summary of the status of the Company’s outstanding stock warrants and changes during the periods is presented below:

	Shares available to purchase with warrants	Weighted Average Price	Weighted Average Fair Value

Outstanding, December 31, 2015	-	$-	$-

Issued	6,400,000	$.05	$0.17
Exercised	-	$-	$-
Forfeited	-	$-	$-
Expired	-	$-	$-
Outstanding, December 31, 2016	6,400,000	$0.05	$0.17

Exercisable, December 31, 2016	-	$-	$-

Range of Exercise Prices	Number Outstanding 12/31/2016	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.05	6,400,000	5 years	$0.05

F-19

NOTE 6 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company effected a 5,000 to 1 reverse stock split effective as of April 11, 2016, with each shareholder retaining a minimum of 100 shares. All shares throughout these financial statements have been retroactively adjusted to reflect the reverse.

On June 6, 2016, the Company issued 13,420,000 restricted common stock shares to Somerset Private Fund, Ltd. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $2,013,000.

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to LVC Consulting, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of LVC Consulting is the Company’s Chief Executive Officer, Ken Tapp.

On June 6, 2016, the Company issued 59,736,667 restricted common stock shares to Rodosevich Investments, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of Rodosevich Investments is the Company’s Chief Financial Officer, Andrew Rodosevich .

On June 10, 2016, the Company issued 1,000,000 restricted common stock shares to Michael Fuller in connection with his Search Optimization and Content Monitoring Services as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000. As of December 31, 2016, the shares have not yet been issued by the transfer agent so have been credited to the common stock to be issued account.

On June 10, 2016, the Company issued 500,000 restricted common stock shares to Bruce Kennedy in connection with his News Monitoring and Article Publishing Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $80,000. As of December 31, 2016, the shares have not yet been issued by the transfer agent so have been credited to the common stock to be issued account.

On June 10, 2016, the Company issued 1,000,000 restricted common stock shares to Trang Pham in connection with her Accounting Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000. As of December 31, 2016, the shares have not yet been issued by the transfer agent so have been credited to the common stock to be issued account.

On June 10, 2016, the Company issued 1,000,000 restricted common stock shares to Lonnie Klaess in connection with her Secretarial and Office Management Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000. As of December 31, 2016, the shares have not yet been issued by the transfer agent so have been credited to the common stock to be issued account.

On June 24, 2016, the Company issued 532,000 restricted common stock shares to Foxy Consulting, LLC, resulting from Foxy Consulting converting a receivership certificate in the amount of $26,600. The shares are valued at $0.11, the closing stock price on the date of grant, for a loss on conversion of debt of $31,920.

On June 24, 2016, the Company issued 266,000 restricted common stock shares to Justin Dinkel resulting from Justin Dinkel converting a receivership certificate in the amount of $13,300. The shares are valued at $0.11, the closing stock price on the date of grant, for a loss on conversion of debt of $15,960.

On June 24, 2016, the Company issued 266,000 restricted common stock shares to Robert P. Jacobsen resulting from Robert P. Jacobsen converting a receivership certificate in the amount of $13,300. The shares are valued at $0.11, the closing stock price on the date of grant, for a loss on conversion of debt of $37,240.

On June 30, 2016, the Company issued 266,000 restricted common stock shares to Kevin Larson Presents, LLC, resulting from Kevin Larson Presents converting a receivership certificate in the amount of $13,300. The shares are valued at $0.19, the closing stock price on the date of grant, for a loss on conversion of debt of $15,960.

On June 30, 2016, the Company sold 300,000 restricted common stock shares to Ryan Falbo at five cents per share for an aggregate purchase price of $15,000.

On June 30, 2016, the Company sold 200,000 restricted common stock shares to Justin Dinkel at five cents per share for an aggregate purchase price of $10,000.

On August 1, 2016, the Company issued 3,000,000 restricted common stock shares to Emerging Markets Consulting, LLC in connection with Emerging Markets’ corporate information services. The shares are valued at $0.08, the closing stock price on the date of grant, for total non-cash expense of $240,000.

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NOTE 7 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31:

	2016	2015
Deferred Tax Assets:
NOL Carryover	$89,800	$9,400
Deferred tax liabilities:
Less valuation allowance	(89,800)	(9,400)
Net deferred tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

	2016	2015
Book loss	$(8,173,100)	$(12,800)
Meals and entertainment	400	-
Stock based compensation	8,086,300
Valuation allowance	86,400	12,800
	$-	$-

At December 31, 2016, the Company had net operating loss carry forwards of approximately $230,000 that may be offset against future taxable income from the year 2016 to 2036. No tax benefit has been reported in the December 31, 2016 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2012.

NOTE 8 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statement was available to be issued on January 12, 2018 and has determined that no material subsequent events exist other than the following.

On August 2, 2017, the Company issued 1,750,000 restricted common stock shares to Emerging Markets Consulting, LLC in connection with Emerging Markets’ corporate information services. The shares are valued at $0.12, the closing stock price on the date of grant, for total non-cash expense of $210,000.

On August 14, 2017, the Company issued 500,000 restricted common stock shares to Frederick M. Lehrer, Esquire in connection with his services as our corporate/securities counsel. The shares are valued at $0.13, the closing stock price on the date of grant, for total non-cash expense of $66,500.

On October 1, 2017, the Company issued 500,000 restricted common stock shares to D. Scott Karnedy in connection with his services as our Chief Operating Officer. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $75,000.

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From October 11 to December 13, 2017, the Company entered into subscription agreements with 30 accredited investors. The Company offered common stock shares to the accredited investors at $0.15 per share. The Company issued a total of 1,730,001 Shares for total gross proceeds of $259,500.

On December 7, 2017, the Company cancelled 50,000,000 shares held by Rodosevich Investments, LLC. and returned said shares to our treasury.

On December 20, 2017, the Company increased its authorized capital to 700,000,000 shares, par value, $0.001, consisting of 500,000,000 Common shares, 100,000.000 Preferred Shares and 100,000,000 Class B Common Shares. The rights of the Preferred Shares and Class B Common Shares have not yet been established.

NOTE 9 – CONCENTRATION OF REVENUE

The largest source of the Company’s revenue during Fiscal Year 2015 was $595,000 in display advertising revenues, which constituted 70% our total revenues. During Fiscal Year 2016, the largest source of our revenues was $210,000 in digital subscription services revenues, constituting 86% of the Company’s total revenues

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PROSPECTUS

SOCIAL LIFE NETWORKS, INC.

8100 East Union Ave. Suite 1809

Denver, Colorado 80237

(855) 933-3277

8,060,001 shares of Common Stock

March __, 2018

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuances and Distribution. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses that will be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration Fee	$120.42
Accounting Fees and Expenses	$34,500
Legal Fees and Expenses	$12,000

Total Estimated Expenses	$46,620.42

Item 14. Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

As reflected in Note 6 to our audited financial statements for our 2015 and 2016 fiscal years at page (), we effected a 5,000 to 1 reverse stock split effective as of April 11, 2016, with each shareholder retaining a minimum of 100 shares; all shares throughout our financial statements have been retroactively adjusted to reflect the reverse.

On June 6, 2016, we issued 13,420,000 restricted common stock shares to Somerset Private Fund, Ltd. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $2,013,000.

On June 6, 2016, we issued 59,736,667 restricted common stock shares to LVC Consulting, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of LVC Consulting is our Chief Executive Officer, Ken Tapp.

On June 6, 2016, we issued 59,736,667 restricted common stock shares to Rodosevich Investments, LLC. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $8,960,500. The Managing Member of Rodosevich Investments is our Chief Financial Officer, Andrew Rodosevich.

On June 10, 2016, we issued 1,000,000 restricted common stock shares to Michael Fuller in connection with his Search Optimization and Content Monitoring Services as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000.

On June 10, 2016, we issued 500,000 restricted common stock shares to Bruce Kennedy in connection with his News Monitoring and Article Publishing Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $80,000.

On June 10, 2016, we issued 1,000,000 restricted common stock shares to Trang Pham in connection with her Accounting Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000.

On June 10, 2016, we issued 1,000,000 restricted common stock shares to Lonnie Klaess in connection with her Secretarial and Office Management Services to us as an independent contractor. The shares are valued at $0.16, the closing stock price on the date of grant, for total non-cash expense of $160,000.

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On June 24, 2016, the issued 532,000 restricted common stock shares to Foxy Consulting, LLC, resulting from Foxy Consulting converting a receivership certificate in the amount of $26,600. The shares are valued at $0.11, the closing stock price on the date of grant

On June 24, 2016, we issued 266,000 restricted common stock shares to Justin Dinkel resulting from Justin Dinkel converting a receivership certificate in the amount of $13,300. The shares are valued at $0.11, the closing stock price on the date of grant.

On June 24, 2016, we issued 266,000 restricted common stock shares to Robert P. Jacobsen resulting from Robert P. Jacobsen converting a receivership certificate in the amount of $13,300. The shares are valued at $0.11, the closing stock price on the date of grant.

On June 30, 2016, we issued 266,000 restricted common stock shares to Kevin Larson Presents, LLC, resulting from Kevin Larson Presents converting a receivership certificate in the amount of $13,300. The shares are valued at $0.19, the closing stock price on the date of grant.

On August 1, 2016, we issued 3,000,000 restricted common stock shares to Emerging Markets Consulting, LLC in connection with Emerging Markets’ corporate information services. The shares are valued at $0.08, the closing stock price on the date of grant.

On August 2, 2017, we issued 1,750,000 restricted common stock shares to Emerging Markets Consulting, LLC in connection with Emerging Markets’ corporate information services. The shares are valued at $0.12, the closing stock price on the date of grant.

On August 14, 2017, we issued 500,000 restricted common stock shares to Frederick M. Lehrer in connection with his services as our corporate/securities counsel. The shares are valued at $0.13, the closing stock price on the date of grant.

On October 1, 2017, we issued 500,000 restricted common stock shares to D. Scott Karnedy in connection with his services as our Chief Operating Officer. The shares are valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $75,000.

From October 11 to December 13, 2017, we entered into subscription agreements with 30 accredited investors. We offered common stock shares to the accredited investors at $0.15 per share.

On December 7, 2017, we cancelled 50,000,000 shares held by Rodosevich Investments, LLC, and returned said shares to our treasury.

Between June 6, 2016 and August 1, 2017, we issued 16,200,020 warrants to 50 investors at an exercise price of $0.05 per warrant. No warrant holders have exercised any warrants. The nature of the consideration we received from the warrant holders, dates of issuance and the warrants amounts are, as follows:

Month/Year Warrants Issued	Nature of Transaction is for Payment of Services Rendered for One Year	# of Warrants @ $0.05 a share	Value of Warrants @ $0.05 a share
August 1, 2016	One Real Estate advisory consultant	300,000	$15,000
September 1, 2016	Three Real Estate & Sports advisory consultants	1,900,000	$95,000
October 1, 2016	Three Hemp & Real Estate advisory consultants	900,000	$45,000
November 1, 2016	Two Real Estate & Sports advisory consultants	800,000	$40,000
December 1, 2016	Thirteen Hemp, Sports & Real Estate advisory consultants	2,500,000	$125,000
January 1, 2017	Five Hemp & Sports advisory consultants	2,200,000	$110,000
February 1, 2017	Two Sports advisory consultants	700,000	$35,000
March 1, 2017	One Real Estate advisory consultant	400,000	$20,000
April 1, 2017	Four Hemp & Sports advisory consultants	1,700,000	$85,000
May 1, 2017	Three Real Estate & Sports advisory consultants	700,000	$35,000
June 1, 2017	Three Hemp & Real Estate advisory consultants	600,000	$30,000
July 1, 2017	Three Real Estate & Sports advisory consultants	700,000	$35,000
August 1, 2017	Seven Hemp, Sports & Real Estate advisory consultants	2,800,020	$140,001
		16,200,020	$810,001

The foregoing transactions pursuant to which the restricted shares were issued did not involve a public offering of our securities and, therefore, were exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to the provisions of Section 4(2) of that Act. In connection with the offer and sale of the restricted shares, no general solicitation or advertising were used, and no commissions were paid in connection with the offer or sale of the shares.

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1*	Articles of Incorporation and December 20, 2017 Amendment to Articles of Incorporation
3.2*	By-Laws
4.1*	Form of Subscription Agreement
4.2*	Form of Warrant Agreement
5	Opinion of Frederick M. Lehrer, P. A.
10.1*	Stock Purchase Agreement Among Sew Cal Logo, Inc. and Buyer
10.2*	License Agreement with Real Estate Social Network
10.3*	License Agreement with Sports Social Network
10.4	Note Payable with CFO Andy Rodosevich
10.5	Note Payable with Like RE, Inc.
23.1	Consent of Frederick M. Lehrer, P. A. (included in Exhibit 5.1).
14*	Code of Ethics
23.2	Consent of BF Borgers, CPA
99.1*	Order of Court in Receivership - Nevada’s 8th Judicial District (White Tiger Partners, LLC et al v. Sew Cal Logo, Inc.et al, Case No A-14-697251-C) (Dept. No.: XIII).

* Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registrant statement to be duly signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, Colorado on March 5, 2018.

By:	/s/ Ken Shawn Tapp
Ken Shawn Tapp Chief Executive Officer/Director
(Principle Executive Officer)

By:	/s/ Andrew Rodosevich
Andrew Rodosevich, Chief Financial Officer/Chief Accounting Officer/Director (Principle Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Ken Shawn Tapp
Ken Shawn Tapp Chief Executive Officer/Director
(Principle Executive Officer)

Date: March 5, 2018

By:	/s/ Andrew Rodosevich
Andrew Rodosevich, Chief Financial Officer/Chief Accounting Officer/Director (Principle Financial Officer)

Date: March 5, 2018

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